Exhibit 2.1

EXECUTION VERSION

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

PURCHASE AND SALE AGREEMENT BY AND BETWEEN THE MEDICINES COMPANY, MALLINCKRODT HOSPITAL PRODUCTS, INC., MALLINCKRODT GROUP SARL, AND MALLINCKRODT PHARMACEUTICALS IRELAND LIMITED DECEMBER 18, 2015

TABLE OF CONTENTS

ARTICLE I
PURCHASE AND SALE		6

1.1	Purchase and Sale of Shares and Acquired Assets; Assumption of Assumed Liabilities	6
1.2	Purchase Price and Related Matters	11
1.3	The Closing	14
1.4	Post-Closing Adjustment	15
1.5	Consents to Assignment	18
1.6	Further Assurances	18

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT		19

2.1	Organization, Qualification and Corporate Power	19
2.2	Title to Shares; Capitalization	20
2.3	Authority	21
2.4	Noncontravention	21
2.5	Subsidiaries	22
2.6	Financial Statements	22
2.7	Absence of Certain Changes	23
2.8	Undisclosed Liabilities	25
2.9	Tax Matters	25
2.10	Title to Acquired Assets; Tangible Personal Property	28
2.11	Real Property	28
2.12	Intellectual Property	29
2.13	Contracts	33
2.14	Litigation	34
2.15	Labor Matters	35
2.16	Employee Benefits	36
2.17	Compliance with Laws and Regulatory Matters	38
2.18	Environmental Matters	41
2.19	Business Relationships with Affiliates	43
2.20	Foreign Corrupt Practice Act; Export Control Laws	43
2.21	Data Privacy	43
2.22	Brokers’ Fees	43

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER		44
3.1	Organization	44
3.2	Authorization of Transaction	44
3.3	Noncontravention	44

3.4	Broker’s Fees	45
3.5	Litigation	45
3.6	Investment Intent	45
3.7	Financing	45
3.8	Solvency	45
3.9	No Other Representations or Warranties	45

ARTICLE IV
PRE-CLOSING COVENANTS		46

4.1	Closing Efforts	46
4.2	Replacement of Guarantees and Letters of Credit	48
4.3	Operation of Business	48
4.4	Access	48
4.5	Elimination of Intercompany Items	49
4.6	Transition Services Agreement	49

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING		49

5.1	Conditions to Obligations of Buyer	49
5.2	Conditions to Obligations of Parent	50

ARTICLE VI
INDEMNIFICATION		51

6.1	Indemnification by Parent	51
6.2	Indemnification by Buyer	52
6.3	Claims for Indemnification	52
6.4	Survival	54
6.5	Limitations	55
6.6	Treatment of Indemnification Payments	56

ARTICLE VII
TERMINATION		56

7.1	Termination of Agreement	56
7.2	Effect of Termination	57

ARTICLE VIII
TAX MATTERS		57

8.1	Preparation and Filing of Tax Returns; Payment of Taxes	57
8.2	Allocation of Certain Taxes	59
8.3	Tax Indemnification	59

8.4	Refunds and Carrybacks	60
8.5	Cooperation on Tax Matters; Tax Audits	60
8.6	Termination of Tax Sharing Agreements	61
8.7	Scope of Article VIII	61
8.8	Elections Pursuant to Section 338 of the Code	62

ARTICLE IX
OTHER AGREEMENTS		62

9.1	Access to Information; Record Retention; Cooperation	62
9.2	Director and Officer Indemnification	64
9.3	Retained Marks	64
9.4	Certain Employee Benefits Matters	65
9.5	Resignations	67
9.6	Tenaxis Purchase Agreement and ProFibrix Purchase Agreement	67
9.7	Covenant Not to Compete	67
9.8	Consents	68

ARTICLE X
POST-CLOSING COMMERCIALIZATION AND REGULATORY COVENANTS		69

10.1	Commercialization Effort	69
10.2	Net Sales Reporting	70
10.3	Technology Transfer	70
10.4	Acquired Books and Records	71
10.5	Transfer of Regulatory Approvals	71
10.6	Trade Returns, Medicaid Rebates, Chargebacks	72
10.7	Adverse Experience Reports	74
10.8	Information and Reporting	75
10.9	Order Transition	76

ARTICLE XI
MISCELLANEOUS		76

11.1	Press Releases and Announcements	76
11.2	No Third Party Beneficiaries	76
11.3	Action to be Taken by Affiliates	77
11.4	Entire Agreement	77
11.5	Succession and Assignment	77
11.6	Counterparts and Signature	77
11.7	Headings	77
11.8	Notices	78
11.9	Amendments and Waivers	79
11.10	Severability	79
11.11	Expenses	79

11.12	Foreign Exchange Conversions	79
11.13	Bulk Transfer Laws	80
11.14	Specific Performance	80
11.15	Governing Law	80
11.16	Submission to Jurisdiction; Process Agent	80
11.17	Waiver of Jury Trial	81
11.18	Construction; Certain Definitions	81
11.19	Time is of the Essence	95

Disclosure Schedule

Other Schedules

Schedule 1.1(b)(iii)	Certain Acquired Assets
Schedule 1.1(c)(ii)	Certain Excluded Assets
Schedule 1.1(e)(v)	Certain Employment Arrangements
Schedule 4.3	Operation of Businesses
Schedule 6.1	Specified Matters
Schedule 9.4(a)	Parent Business Employees
Schedule 9.4(h)	Certain Employee Matters
Schedule 9.8(a)	Specified Consents
Schedule 11.18(b)-1	Business Subsidiaries
Schedule 11.18(b)-2	Parent Knowledge Persons
Schedule 11.18(b)-3	Products
Schedule 11.18(b)-4	Recothrom Patents
Schedule 11.18(b)-5	Recothrom Trademarks
Schedule 11.18(b)-6	Recothrom Contracts
Schedule 11.18(b)-7	Recothrom Equipment
Schedule 11.18(b)-8	Recothrom Regulatory Approvals
Schedule 11.18(b)-9	Recothrom Products

Exhibits

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Notarial Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Patent Assignment
Exhibit E	Form of Trademark Assignment
Exhibit F	Form of Domain Name Assignment
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of Closing Statement
Exhibit J	Form of Notice to Distributors and Customers

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of December 18, 2015, by and between The Medicines Company, a Delaware corporation (“Parent”), Mallinckrodt Hospital Products, Inc., a Delaware corporation (“Mallinckrodt Hospital Products”), Mallinckrodt Group Sarl, a Luxembourg company (“Mallinckrodt Group”) and Mallinckrodt Pharmaceuticals Ireland Limited, an Irish company (“Mallinckrodt Ireland” and together with Mallinckrodt Hospital Products and Mallinckrodt Group, collectively and jointly and severally, the “Buyer”).  Parent and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

1.              Parent owns (a) all of the outstanding shares of capital stock (the “Tenaxis Shares”) of Tenaxis Medical, Inc., a Delaware corporation (“Tenaxis”), (b) all of the outstanding share capital (the “ProFibrix Shares”) of ProFibrix B.V., a limited liability company registered under the laws of the Netherlands (“ProFibrix”), and (c) the Acquired Assets (including the Recothrom Assets).

2.              Buyer desires to purchase from Parent, and Parent desires to sell to Buyer, the Tenaxis Shares and the ProFibrix Shares (collectively, the “Shares”) and the Acquired Assets, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1                               Purchase and Sale of Shares and Acquired Assets; Assumption of Assumed Liabilities.

(a)                                 Purchase and Sale of Shares.  On the terms and subject to the conditions of this Agreement, at the Closing, Parent shall sell to Buyer, and Buyer shall purchase from Parent, all of Parent’s right, title and interest in, to and under the Shares, free and clear of any Encumbrances.

(b)                                 Purchase and Sale of Acquired Assets.  On the terms and subject to the conditions of this Agreement, at the Closing, Parent shall sell to Buyer, and Buyer shall purchase from Parent, all of Parent’s right, title and interest in, to and under the following assets, free and clear of any Encumbrances other than Permitted Encumbrances, as in existence as of the Closing (collectively, the “Acquired Assets”):

(i)                                     the Recothrom Assets;

(ii)                                  the Other Parent Assigned Assets; and

(iii)                              the assets, contracts, properties or other rights identified on Schedule 1.1(b)(iii) (except to the extent it constitutes an Excluded Asset or an Excluded Liability).

(c)                                  Excluded Assets.  It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, all right, title and interest of Parent or any of its Affiliates in, to or under the following shall not be transferred to Buyer or any of its Affiliates upon the consummation of the transactions contemplated by this Agreement and shall constitute “Excluded Assets,” whether such assets would have otherwise been transferable to Buyer by virtue of the sale of Shares to Buyer pursuant to Section 1.1(a) or as Acquired Assets pursuant to Section 1.1(b):

(i)                                     any asset, right or property of Parent or any of its Affiliates (other than any Acquired Company or Business Subsidiary) that is not expressly identified in Section 1.1(a) or Section 1.1(b);

(ii)                                 all assets, contracts, properties or other rights set forth on Schedule 1.1(c)(ii);

(iii)                             all cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities;

(iv)                              all insurance policies and all rights to insurance claims, related refunds and proceeds thereunder;

(v)                                 all refunds of Taxes relating to all periods ending on or prior to the Closing Date including any Taxes attributable to the portion of any Straddle Period ending on the Closing Date in accordance with Section 8.2(b);

(vi)                              all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, at or after the Closing relating to the items set forth above in this Section 1.1(c) or to any Excluded Liabilities;

(vii)                          all rights of Parent or any of its Affiliates (other than any Acquired Company or Business Subsidiary) under this Agreement and the agreements, documents and instruments that will be delivered pursuant to this Agreement;

(viii)                      all intercompany receivables payable by any Acquired Company or Business Subsidiary; and

(ix)                              any Parent Benefit Plan and any assets thereunder.

To the extent any Excluded Assets are held by any Acquired Company or Business Subsidiary, prior to the Closing Parent shall cause each Acquired Company or Business Subsidiary to transfer to Parent all of such Acquired Company’s or Business Subsidiary’s right, title and interest in, to and under any and all Excluded Assets.  Notwithstanding anything to the contrary herein, the Acquired Assets shall not include, and, at the Closing, Parent or its applicable Affiliate shall retain, all of the Excluded Assets.

(d)                                 Assumed Liabilities.  At the Closing, Buyer shall deliver to Parent an undertaking (the “Assumption Agreement”), in the form attached hereto as Exhibit A, pursuant to which Buyer or its designated Affiliate, at and as of the Closing, shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.  The term “Assumed Liabilities” means the following:

(i)                                     all obligations and liabilities which arise out of Buyer’s operation of the Businesses, use or ownership of the Acquired Assets and/or sale of any Recothrom Assets manufactured on behalf of and/or sold by Buyer or any of its Affiliates after the Closing;

(ii)                                 all obligations and liabilities of Parent or any of its Affiliates under or arising out of the contracts, agreements, commitments and leases included in the Acquired Assets;

(iii)                             all obligations and liabilities of Parent or any of its Affiliates under Regulatory Approvals included in the Acquired Assets;

(iv)                              all obligations and liabilities for any Taxes and expenses assumed by, or which are otherwise the responsibility of, Buyer or any of its Affiliates pursuant to ARTICLE VIII;

(v)                                 all obligations and liabilities of Parent or any of its Affiliates under the Recothrom Purchase Agreement;

(vi)                              all obligations and liabilities of Parent or any of its Affiliates under the Tenaxis Purchase Agreement (it being understood that Buyer shall, in accordance with Section 6.3(b) thereof, assume at the Closing all obligations thereunder to pay any remaining Contingent Consideration (as defined therein) and use Commercially Reasonable Efforts (as defined therein) to achieve any remaining Milestone Approvals (as defined therein) and to maximize Net Sales (as defined therein) where Buyer is selling or begins selling its own products); and

(vii)                          all obligations and liabilities of Parent or any of its Affiliates under the ProFibrix Purchase Agreement;

provided that nothing contained in this Section 1.1(d) shall be deemed to preclude any Buyer Indemnified Party from making any claim for indemnification and being indemnified for any Damages that such Person would have otherwise been entitled to make or be indemnified for under Section 6.1.

(e)                                  Excluded Liabilities.  It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include, and neither Buyer nor any of its Affiliates shall have any obligation with respect to, the following (collectively, the “Excluded Liabilities”):

(i)                                     all obligations and liabilities of Parent under this Agreement and the agreements, documents and instruments that will be delivered pursuant to this Agreement (including, without limitation, Parent’s obligations under Article VI);

(ii)                                 all obligations and liabilities of Parent for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(iii)                             any Parent Benefit Plan and all obligations and liabilities of Parent or any Affiliate thereof in connection with any Parent Benefit Plan;

(iv)                              all intercompany payables owed to an Acquired Company or Business Subsidiary;

(v)                                 all Company Plans that are individual retention, severance or employment agreements, except as expressly provided for on Schedule 9.4(h);

(vi)                              all obligations and liabilities of Parent and its Affiliates (including any Acquired Company and Business Subsidiary) with respect to any returns of Product if such return relates to a Product sold by Parent or its Affiliates prior to Closing;

(vii)                          all Indebtedness of Parent and its Affiliates;

(viii)                      any Company Plan (including any Employee Benefit Plan covering former employees and retirees of the Acquired Companies or Business Subsidiaries) that may not be terminated by an Acquired Company, Business Subsidiary or Buyer on or at any time after the Closing Date without further liability thereunder, including, without limitation, any Company Plans that are individual retention, severance, or employment agreements, except as expressly provided for on Schedule 9.4(h);

(ix)                              all obligations and liabilities with respect to current or former employees of ProFibrix, except as expressly provided for on Schedule 9.4(h); and

(x)                                 all obligations and liabilities of Parent or any of its Affiliates (other than any Acquired Company or Business Subsidiary) of any kind, whether accrued or contingent, known or unknown, direct or indirect, other than those specifically included in the Assumed Liabilities or assumed by operation of law in connection with the purchase of the Acquired Companies.

(f)                                   License Grants.  On the terms and subject to the conditions of this

Agreement, at the Closing, Parent hereby grants to Buyer the following licenses and rights:

(i)                                     License to Licensed Product Technology.

(A)                               Parent hereby irrevocably grants to Buyer as of the Closing (1) a royalty-free, non-exclusive, worldwide, transferrable, sublicensable, perpetual license under and to all Licensed Product Technology for the purposes of (w) advertising, promoting, marketing, distributing, offering to sell and selling Products, (x) manufacturing, having manufactured and developing Products, (y) obtaining, maintaining or expanding any registration or Regulatory Approval for any of the Products and (z) otherwise continuing to conduct the Businesses and (2) a royalty-free, non-exclusive, worldwide, transferrable, sublicensable, perpetual license to use all Licensed Product Technology in connection with any reasonably anticipated expansion of the Business, such as use of the Licensed Product Technology in connection with the development, manufacture, or having manufactured of other pharmaceutical products in connection with such reasonably anticipated expansion of the Business.

(B)                               Buyer may modify or improve the Licensed Product Technology and, as between Buyer and Parent, Buyer shall own all right, title and interest in any such modifications or improvements made by or on behalf of Buyer, and Buyer’s licenses and rights under and to the Licensed Product Technology as set forth in Section 1.2(f)(i)(A) shall be deemed to include the right to use the Licensed Product Technology as it may be incorporated into, embodied by or used in connection with any such improvements.

(ii)                                  License to Licensed Promotional Materials.  Parent hereby grants to Buyer a royalty-free, non-exclusive, worldwide, transferrable, sublicensable, perpetual license to and under any and all right, title and interest (including copyrights) of Parent in any Licensed Promotional Materials and to use, reproduce, distribute and create derivative works of any Licensed Promotional Materials, in each case solely in connection with (A) the manufacture, having manufactured, advertising, promotion, marketing, sale, offer for sale or distribution of any Products and (B) otherwise continuing to conduct the Businesses and any reasonably anticipated expansion of the Businesses, which license shall not be sublicensable, assignable, or transferable except to any third party providing services in connection with any such activities or except in accordance with the terms of this Section 1.1(f).

(iii)                               License to Retained Trademarks.  Buyer agrees to use commercially reasonable efforts to convert packaging and labelling for the Products to packaging and labelling that does not include Retained Marks promptly following the Closing and to use commercially reasonable efforts to cause any third party manufacturers of such Products under any agreement to which an Acquired Company or Business Subsidiary is a party or that is included in the Acquired Assets to implement such changes as promptly as is commercially reasonable.  Subject to Buyer’s compliance with its obligations in the preceding sentence, Parent hereby grants to Buyer a royalty-free, non-exclusive, worldwide, nontransferable, sublicensable license under the Retained Marks to (A) use such Retained Marks in connection with distributing, selling and offering to sell existing inventories of Products included in the Acquired Assets or owned by an Acquired Affiliate or Business Subsidiary that bear the Retained Marks and (B) use such Retained Marks in connection with manufacturing or having manufactured such quantities of the Products that bear Retained Marks as of the Closing that Buyer, in its discretion, deems reasonably necessary to prevent a stock-out or shortage of any such Products, and to use such Retained Marks in connection with distributing, marketing, selling and offering to sell any such Product manufactured pursuant to this item (B). With respect to any such quantities of the Products that Buyer manufacturers or has manufactured after the Closing, such Products shall be of a quality that is at least equal to the quality of such Products sold by Parent under such marks prior to the Closing Date.  If Parent at any time finds that any of such Products are not being provided in accordance with such standards of quality, Parent may notify Buyer in writing of such deficiencies, and if Buyer fails to correct such deficiencies within thirty (30) days after receipt of such notice, Parent may, at its election, terminate this license effective immediately.

1.2                               Purchase Price and Related Matters.

(a)                                 Purchase Price.

(i)                                     In consideration for the sale and transfer of the Shares and the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall at the Closing, assume the Assumed Liabilities as provided in Section 1.1(d), and shall, with respect to the Businesses, as applicable, pay to Parent, in the manner and at the times set forth below, the following amounts (collectively, as adjusted pursuant to Section 1.4, the “Purchase Price”):

(A)                               Buyer shall make a one-time payment of One Hundred Twenty-Five Million Dollars ($125,000,000) to Parent at the Closing (as adjusted pursuant to Section 1.2(a)(ii), the “Upfront Payment”).

(B)                               For the rights with respect to the PreveLeak Business, in addition to the Upfront Payment, Buyer shall (or shall cause one of its Affiliates to) pay Parent as follows:

(1)                                 if, during any 12-month period following the Closing Date, Net Sales of PreveLeak Products equal or exceed [**] Dollars ($[**]), Buyer shall (or shall cause one of its Affiliates to) make a one-time payment of [**] Dollars ($[**]) to Parent;

(2)                                 if, during any 12-month period following the Closing Date, Net Sales of PreveLeak Products equal or exceed [**] Dollars ($[**]), Buyer shall (or shall cause one of its Affiliates to) make a one-time payment of [**] Dollars ($[**]) to Parent; and

(3)                                 if, during any 12-month period following the Closing Date, Net Sales of PreveLeak Products equal or exceed [**] Dollars ($[**]), Buyer shall (or shall cause one of its Affiliates to) make a one-time payment of [**] Dollars ($[**]) to Parent;

provided, that the payments in this subsection (B) shall be made only once upon the first occasion of the achievement of any such Net Sales level, with the maximum cumulative contingent payment pursuant to this subsection (B) being [**] Dollars ($[**]).

(C)                               For the rights with respect to the Raplixa Business, in addition to the Upfront Payment, Buyer shall (or shall cause one of its Affiliates to) pay Parent as follows:

(1)                                 if, during any 12-month period following the Closing Date, Net Sales of Raplixa Products equal or exceed [**] Dollars ($[**]), Buyer shall (or shall cause one of its Affiliates to) make a one-time payment of [**] Dollars ($[**]) to Parent;

(2)                                 if, during any 12-month period following the Closing Date, Net Sales of Raplixa Products equal or exceed [**] Dollars ($[**]), Buyer shall (or shall cause one of its Affiliates to) make a one-time payment of [**] Dollars ($[**]) to Parent;

(3)                                 if, during any 12-month period following the Closing Date, Net Sales of Raplixa Products equal or exceed [**] Dollars ($[**]), Buyer shall (or shall cause one of its Affiliates to) make a one-time payment of [**] Dollars ($[**]) to Parent;

(4)                                 if, during any 12-month period following the Closing Date, Net Sales of Raplixa Products equal or exceed [**] Dollars ($[**]), Buyer shall (or shall cause one of its Affiliates to) make a one-time payment of [**] Dollars ($[**]) to Parent; and

(5)                                 if, during any 12-month period following the Closing Date, Net Sales of Raplixa Products equal or exceed [**] Dollars ($[**]), Buyer shall (or shall cause one of its Affiliates to) make a one-time payment of [**] Dollars ($[**]) to Parent;

provided, that the payments in this subsection (C) shall be made only once upon the first occasion of the achievement of any such Net Sales level, with the maximum cumulative contingent payment pursuant to this subsection (C) being [**] Dollars ($[**]).

(ii)                                  Not less than three (3) Business Days prior to the Closing Date and in accordance with the provisions of Section 1.4, Parent shall deliver to Buyer a statement in the format of the Form of Closing Statement setting forth Parent’s good faith estimate of the Closing Adjustment Amount (the “Estimated Closing Adjustment Amount”) and shall include a statement listing detail by SKU of the Recothrom Inventory, including the quantity of each item of Recothrom Inventory.  If the Estimated Closing Adjustment Amount is positive, then the Upfront Payment shall be increased by the Estimated Closing Adjustment Amount.  If the Estimated Closing Adjustment Amount is negative, then the Upfront Payment shall be reduced by the Estimated Closing Adjustment Amount.  If the Estimated Closing Adjustment Amount is zero (0), then the Upfront Payment shall not be adjusted pursuant to this Section 1.2(a)(ii).

(iii)                               Within ninety (90) days following the final determination of the Purchase Price (as adjusted pursuant to Section 1.2(a)(ii) and Section 1.4, the “Adjusted Purchase Price”), but no later than 30 days prior to the due date (including extensions) for the filing of the United States federal income tax return of Parent or any Acquired Company or Business Subsidiary, if earlier, Buyer shall prepare and deliver to Parent an allocation schedule (the “Allocation Schedule”) allocating the Adjusted Purchase Price and the Assumed Liabilities per purchasing entity among the Shares and the Acquired Assets, taking into account any adjustments in determining the Adjusted Purchase Price and the amount and source of any Assumed Liabilities, in accordance with Section 1060 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate).  The Parties agree (1) to allocate $10,000,000 of the Upfront Payment to the Tenaxis Shares, and (2) the obligations assumed under Section 1.1(d)(vi) relating to the Tenaxis Purchase Agreement shall be allocated to the Tenaxis Shares, and (3) the value at Closing of the obligations to make payments under the Tenaxis Purchase Agreement is $13,500,000.  As payments are made pursuant to Section 1.2(a)(i), Buyer shall prepare and deliver to Parent an updated Allocation Schedule reflecting such additional payments.  The Parties recognize that the Adjusted Purchase Price and the Assumed Liabilities do not include Parent’s selling expenses or Buyer’s acquisition expenses.  Parent shall have the right, for fifteen (15) Business Days after such delivery, to review and provide reasonable written comments to such draft Allocation Schedule.  If Parent does not object to such draft Allocation Schedule within such fifteen (15) Business Day period, such Allocation Schedule shall be final and binding on the Parties.  If Parent does object to such draft Allocation Schedule within such period, Buyer and Parent shall seek in good faith for thirty (30) days thereafter to resolve any disagreements between them with respect to such draft Allocation Schedule.  If prior to the end of such thirty (30) day period, Buyer and Parent are unable to so agree on the Allocation Schedule, then such Allocation Schedule shall not be binding on the Parties, provided that in all events the allocation to the Tenaxis Shares of an amount equal to $23,500,000 shall be binding on the Parties.

(iv)                              The Parties and each of their respective Affiliates shall report the transactions consummated pursuant to this Agreement in a manner consistent with such final Allocation Schedule, if any, on all Tax Returns (including IRS Form 8594) and shall cooperate in the preparation of any forms or reports required to be filed pursuant to Section 1060 of the Code.  If the Parties agree on a final Allocation Schedule, each Party agrees that it shall (i) be bound by this final Allocation Schedule for the purposes of determining any Taxes, (ii) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with this final Allocation Schedule, and (iii) not take a position for Tax purposes that is inconsistent with such Allocation Schedule on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise except with the prior written consent of the other Party; provided, however, that necessary adjustments shall be made to account for differences between the Assumed Liabilities and obligations treated as liabilities for Tax purposes.  In the event that the allocation contained in the Allocation Schedule, if any, is disputed by any Taxing Authority, the Party receiving notice of such dispute will promptly notify the other Party and the Parties will consult in good faith how to resolve such dispute in a manner consistent with the allocation.  In the event that the Parties do not agree on a final Allocation Schedule in accordance with Section 1.2(a)(iii), the provisions of this Section 1.2(a)(iv) shall apply solely to the allocation made with respect to the Tenaxis Shares provided in Section 1.2(a)(iii) above.

(b)                                 Withholding.  Notwithstanding any provision hereof to the contrary, Buyer shall be entitled to deduct and withhold from any consideration otherwise payable hereunder such amounts as it is required to deduct and withhold pursuant to any provision of law, including those related to or regarding Taxes.  To the extent that amounts are so withheld by Buyer under any provision of this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by Buyer.

1.3                               The Closing.

(a)                                 Time and Location.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in New York, New York, commencing at 10:00 a.m., local time, on the third (3rd) Business Day following the day on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by either of the Parties and other than the satisfaction of those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have first been satisfied or waived (the “Closing Date”), or at such other time and place as the Parties shall reasonably agree in writing.  For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York (or, solely for purposes of this Section 1.3(a), Amsterdam, the Netherlands) are permitted or required by law, executive order or governmental decree to remain closed.  The Closing shall be effective as of 11:59 p.m. Eastern Standard Time on the Closing Date.

(b)                                 Actions at the Closing.

At the Closing:

(i)                                     Parent shall execute and deliver to Buyer the certificate referred to in Section 5.1(c);

(ii)                                 Buyer shall execute and deliver to Parent the certificate referred to in Section 5.2(c);

(iii)                             Parent shall deliver to Buyer one or more certificates evidencing all of the Tenaxis Shares, duly endorsed in blank, or with stock powers duly executed by Parent;

(iv)                              Parent and Buyer shall execute and deliver to each other the notarial deed of transfer in the form attached hereto as Exhibit B with respect to all of the ProFibrix Shares;

(v)                                 Parent shall execute and deliver to Buyer the Bill of Sale with respect to the Acquired Assets in the form attached hereto as Exhibit C;

(vi)                              Parent shall execute and deliver to Buyer the Patent Assignment in the form attached hereto as Exhibit D;

(vii)                          Parent shall execute and deliver to Buyer the Trademark Assignment in the form attached hereto as Exhibit E;

(viii)                      Parent shall execute and deliver to Buyer the Domain Name Assignment in the form attached hereto as Exhibit F;

(ix)                              Buyer shall execute and deliver to Parent the Assumption Agreement with respect to the Assumed Liabilities;

(x)                                 Parent shall deliver a certificate duly executed by Parent, pursuant to Treasury Regulations Section 1.1445-2(b), stating under penalties of perjury that Parent is not a foreign person within the meaning of Section 1445 of the Code;

(xi)                              Parent shall deliver a properly executed IRS Form W-9;

(xii)                          Buyer shall pay to Parent the Upfront Payment (adjusted up or down in an amount equal to the adjustment calculated pursuant to Section 1.2(a)(ii)), in cash by wire transfer of immediately available funds to an account designated by Parent; and

(xiii)                      the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.4                               Post-Closing Adjustment.  The portion of the Purchase Price payable at Closing, as adjusted pursuant to Section 1.2(a)(ii), shall be subject to further adjustment after the Closing as follows:

(a)                                 Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Parent a statement (the “Closing Statement”) calculating the Closing Adjustment Amount.  For purposes of this Agreement:

(i)                                     “Closing Adjustment Amount” means (A) the Closing Recothrom Inventory Value, plus (B) the Closing Working Capital Adjustment Amount and less (C) the amount of Indebtedness of all Acquired Companies and Business Subsidiaries as of the Closing Date; and

(ii)                                  “Closing Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to (A) the amount of the consolidated current assets of the Businesses as of the Closing Date to be transferred to Buyer or an Affiliate whether by asset sale or stock sale as contemplated by this Agreement (other than Recothrom Inventory, cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities and deferred Tax assets) of the type described by the asset line items on the Form of Closing Statement, less (B) the amount of the consolidated current liabilities of the Businesses as of the Closing Date to be transferred to Buyer or an Affiliate whether by asset sale or stock sale as contemplated by this Agreement (other than Indebtedness and deferred Tax liabilities) of the type described by the liability line items on the Form of Closing Statement, plus (C) the amount of any cash or cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills or other marketable securities of the Businesses as of the Closing Date to be transferred to Buyer or an Affiliate, whether by asset sale or stock sale as contemplated by this Agreement, less (D) $6,100,000.

All such amounts shall be calculated in accordance with United States generally accepted accounting principles (“GAAP”) applied in a manner consistent with the past practices of Parent (the “Parent Accounting Principles”).  The Closing Statement shall be prepared in the format of Exhibit I (the “Form of Closing Statement”) and using the Parent Accounting Principles.  The Closing Statement shall include a statement listing, by SKU, of the Recothrom Inventory, including the quantity of each item of Recothrom Inventory.  The Recothrom Inventory shall be based on a physical count of the Recothrom Inventory conducted within ten (10) Business Days of the Closing.  For purposes of determining the Recothrom Inventory Value, any Recothrom Inventory with a remaining shelf life of less than six (6) months as of the Closing Date shall be disregarded.

(b)                                 If Parent disputes the Closing Adjustment Amount as shown on the Closing Statement prepared by Buyer, Parent shall deliver to Buyer within forty-five (45) days after receipt of the Closing Statement a notice accompanied by supporting documentation, if available, and setting forth Parent’s calculation of the Closing Adjustment Amount (which shall be calculated in accordance with Section 1.4(a)) and describing in detail the basis for the determination of such different Closing Adjustment Amount (the “Dispute Notice”).  Buyer and Parent shall use reasonable efforts to resolve such differences regarding the determination of the Closing Adjustment Amount for a period of thirty (30) days after Parent has given the Dispute Notice.  If Buyer and Parent resolve such differences, the Closing Adjustment Amount agreed to by the Parties shall be deemed to be the “Final Closing Adjustment Amount” and the Closing Statement agreed to by the Parties shall be deemed to be the “Final Closing Statement.”  If Parent does not timely deliver a Dispute Notice to Buyer, then the Closing Adjustment Amount proposed by Buyer in its Closing Statement shall be deemed to be the “Final Closing Adjustment Amount” and shall be conclusive and binding on the Parties, absent fraud or manifest error.

(c)                                  If Buyer and Parent do not reach a final resolution on the Closing Adjustment Amount within thirty (30) days after Parent has given the Dispute Notice, unless the Parties mutually agree to continue their efforts to resolve such differences, a national accounting firm jointly selected by Parent and Buyer (or if Parent and Buyer are unable to agree on an accounting firm, a national accounting firm jointly selected by a national accounting firm selected by Parent and a national accounting firm selected by Buyer) (the “Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below.  Each of Buyer and Parent shall be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Parent, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Closing Adjustment Amount; and the Neutral Accountant shall be required to resolve the differences between the Parties and determine the Closing Adjustment Amount within twenty (20) Business Days thereafter.  The Closing Adjustment Amount determined by the Neutral Accountant shall be deemed to be the Final Closing Adjustment Amount and the Closing Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Statement.  Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error.

(d)                                 The Neutral Accountant shall not be authorized or permitted to:

(i)                                     determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Adjustment Amount in accordance with this Section 1.4;

(ii)                                 resolve any such differences by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by the Parties; or

(iii)                             apply any accounting practices, methods, treatments, principles or procedures other than the Parent Accounting Principles.

(e)                                  Each of Parent and Buyer shall pay one-half of the fees and expenses of the Neutral Accountant; provided that if the Neutral Accountant determines that one Party has adopted one or more positions with respect to the Closing Statement or the calculation of the Closing Adjustment Amount that are frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such Party, in which case the Neutral Accountant shall provide to the Parties a written explanation of its reasons for making such a determination.

(f)                                   The Parties agree that the procedure set forth in this Section 1.4 for resolving disputes with respect to the Closing Adjustment Amount shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(g)                                  If the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, then (i) Parent shall pay to Buyer an amount equal to the difference between the Estimated Closing Adjustment Amount and the Final Closing Adjustment Amount and (ii) the Purchase Price, as adjusted pursuant to Section 1.2(a)(ii), shall be reduced by the amount of such difference.  If the Final Closing Adjustment Amount is more than the Estimated Closing Adjustment Amount, then (A) Buyer shall pay to Parent an amount equal to the difference between the Final Closing Adjustment Amount and the Estimated Closing Adjustment Amount and (B) the Purchase Price, as adjusted pursuant to Section 1.2(a)(ii), shall be increased by the amount of such difference.  If the Final Closing Adjustment Amount is equal to the Estimated Closing Adjustment Amount, then the Purchase Price shall not be adjusted pursuant to this Section 1.4.  Any payment pursuant to this Section 1.4(g) shall be made in cash by wire transfer of immediately available funds into an account designated by Buyer or Parent, as the case may be, within five (5) Business Days after the date on which the Final Closing Adjustment Amount is finally determined pursuant to this Section 1.4.

1.5                               Consents to Assignment.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach or default thereof, would result in a violation of the rights of any such third party, would be ineffective, or would in any way adversely affect the rights of Parent or Buyer thereunder and such consent is not obtained at or prior to the Closing (a “Deferred Consent”).  With respect to each Deferred Consent, (a) the Acquired Asset to which such Deferred Consent relates (a “Deferred Item”) shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) for a period of twelve (12) months after the Closing, Parent and Buyer shall cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that Parent shall not be required to make any payments or agree to any material undertakings in connection therewith, (c) during such period until such Deferred Consent is obtained, Parent and Buyer shall cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits and (ii) Buyer would assume any related economic burden with respect to the Deferred Item, and (d) Parent, the Acquired Company or the Business Subsidiary, as applicable, shall hold such Acquired Asset as nominee for Buyer until completion of such transfers in accordance with the provisions of this Section 1.5.  For purposes of this Agreement, the term “Affiliate” shall, subject to Section 11.3, have the meaning assigned to it in Rule 12b-2 under the Securities Exchange Act of 1934.

1.6                               Further Assurances.

(a)                                 At any time and from time to time after the Closing Date, as and when requested by either Party and at the requesting Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.  Without limitation of the foregoing (but subject to Section 1.5), if it any time or from time to time after the Closing

Date either Party (or any Affiliate thereof) shall discover that it is in possession of an asset or liability that is allocated to the other Party (or any of its Affiliates) pursuant to this Agreement or any agreement or other instrument delivered pursuant hereto, such first party shall use its reasonable best efforts to promptly transfer (or cause to be transferred) such asset or liability to the Party (or Affiliate thereof) to which such asset or liability is otherwise allocated hereunder.  Prior to any such transfer, such transferor shall (and shall be deemed to) hold such asset or liability in trust for such transferee.

(b)                                 To the extent that Parent or its Affiliates are party to any agreement that is an Excluded Asset but that relates to the Businesses (each, a “Shared Contract”), for a period of twelve (12) months after the Closing, (i) Parent and Buyer shall cooperate, in all reasonable respects, to obtain the consent of any third party required for the assignment or transfer of the rights and obligations under each Shared Contract (solely to the extent such rights and obligations are related to the Businesses) as soon as practicable after the Closing, provided that Parent shall not be required to make any payments or agree to any material undertakings in connection therewith or agree to any action that would reasonably be expected to adversely affect Parent’s rights or obligations under any such Shared Contract, and (ii) during the period until such consent is obtained, Parent and Buyer shall cooperate in all reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (A) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits and (B) Buyer would assume any related economic burden with respect to the such Shared Contract, to the extent related to the Businesses.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Buyer that the following representations and warranties are true and correct, except as set forth in the disclosure schedules provided by Parent to Buyer (collectively, the “Disclosure Schedule”).  The Disclosure Schedule shall be arranged in Schedules corresponding to the numbered and lettered sections and paragraphs contained in this Agreement.  The disclosures in any Schedule of the Disclosure Schedule shall qualify (i) the corresponding section or paragraph of this Agreement and (ii) each other section or paragraph of this Agreement to the extent that it is reasonably apparent that such disclosure is relevant to such other section or paragraph.  The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Businesses, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business.

2.1                               Organization, Qualification and Corporate Power.

(a)                                 Parent.  Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to conduct business under the laws of each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Business Material Adverse

Effect.  Parent has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

(b)                                 Acquired Companies.  Each of the Acquired Companies is an entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business under the laws of each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect.  Each of the Acquired Companies has all requisite corporate or comparable power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

(c)                                  Charter and Corporate Records.  Parent has made available to Buyer correct and complete copies of the corporate charter and bylaws or comparable organizational documents (as amended to date) of each Acquired Company.  The minute books and the stock record books (or comparable records) of each Acquired Company are correct and complete in all material respects.  None of the Acquired Companies is in default under or in violation of any provision of its corporate charter or bylaws or comparable organizational documents.

(d)                                 Indebtedness.  Except as set forth on Schedule 2.1(d), none of the Acquired Companies or Business Subsidiaries or Parent (solely with respect to the Businesses) has any Indebtedness.

2.2                               Title to Shares; Capitalization.

(a)                                 All of the Shares are owned of record and beneficially by Parent, and Parent has good and valid title to the Shares, free and clear of any Encumbrance, other than restrictions on transfer under applicable securities laws.

(b)                                 The capitalization of each of the Acquired Companies is set forth in Schedule 2.2(b).  All of the issued and outstanding shares of capital stock or other equity securities of each Acquired Company are duly authorized, validly issued, fully paid and nonassessable, as applicable.  All of the issued and outstanding shares of capital stock or other equity securities of each Business Subsidiary are owned of record and beneficially by an Acquired Company, and an Acquired Company has good and valid title to such shares of capital stock or other equity securities, free and clear of any Encumbrance, other than restrictions on transfer under applicable securities laws.  There are no outstanding or authorized options, warrants, preemptive rights, rights of first refusal, anti-dilution protections, liquidation or other preferences, rights, agreements or commitments to which Parent or any Acquired Company is a party or which are binding upon Parent or any Acquired Company providing for the issuance, disposition or acquisition of any shares of capital stock or other equity securities of any Acquired Company.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights (i) providing for the issuance, disposition or acquisition of any shares of capital stock or other equity interests of any Acquired Company or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other equity securities of any Acquired Company.  There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933 or under securities laws of the Netherlands of any shares of capital stock or other equity securities of any Acquired Company.

2.3                               Authority.

(a)                                 Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement by Parent and the other agreements contemplated hereby, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent.  This Agreement and each of the other agreements contemplated hereby to which Parent is a party have been duly and validly executed and delivered by Parent and, assuming each of this Agreement and the other agreements contemplated hereby to which Parent is a party constitutes the valid and binding agreement of Buyer, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Enforceability Exceptions”).

(b)                                 Each of the Acquired Companies and each of the Business Subsidiaries has all requisite corporate or company power and authority to enter into the agreements contemplated hereby to which such Person is a party.  The execution and delivery of the other agreements contemplated hereby to which such Person is a party, the performance by such Person of its obligations thereunder and the consummation by such Person of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate or company action on the part of each of the Acquired Companies and Business Subsidiaries.  Assuming each of the agreements contemplated hereby to which an Acquired Company or Business Subsidiary is a party constitutes the valid and binding agreement of Buyer, such agreement constitutes a valid and binding obligation of each of the Acquired Companies and Business Subsidiaries, as applicable, enforceable against each of the Acquired Companies and Business Subsidiaries in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

2.4                               Noncontravention.  Subject to compliance with applicable Antitrust Laws, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent, the Acquired Companies and Business Subsidiaries of the transactions contemplated hereby, will:

(a)                                 conflict with or violate any provision of the charter or bylaws or comparable organizational documents of any Acquired Company, Business Subsidiary or Parent;

(b)                                 require on the part of any Acquired Company, Business Subsidiary or Parent any filing with, or any Permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental authority, agency, body or instrumentality, including, without limitation, any Regulatory Authority, whether U.S. or non-U.S. (a “Governmental Entity”), except for any filing, Permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to be material to any of the Businesses;

(c)                                  conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Designated Contract or Permit to which any Acquired Company or Business Subsidiary or,  solely with respect to any one or more of the Businesses, Parent is a party or by which any Acquired Company or Business Subsidiary or, solely with respect to any one or more of the Businesses, Parent is bound or to which any of their respective assets is subject, except for any such conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to be material to any of the Businesses; or

(d)                                 violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, any Acquired Company or Business Subsidiary or Parent or any of or their respective properties or assets, except for any violation that would not reasonably be expected to be material to any of the Businesses.

2.5                               Subsidiaries.  Except for the Business Subsidiaries, none of the Acquired Companies or Business Subsidiaries controls, directly or indirectly, or has any direct or indirect equity participation in, any corporation, limited liability company, partnership, trust or other business association (other than in a money market, mutual fund or other short-term investment).

2.6                               Financial Statements.  Parent has provided to Buyer copies of (a) the unaudited consolidated balance sheet of each of the individual Businesses as of December 31, 2014 and the consolidated statement of income of each of the individual Businesses for the year then ended and (b) the unaudited consolidated balance sheet of each of the individual Businesses as of September 30, 2015 (the “Most Recent Balance Sheet”) and the consolidated statement of income of each of the individual Businesses for the nine (9) months then ended (collectively, the “Financial Statements”).  The Financial Statements (i) are derived from the historical consolidated accounts of Parent,  (ii) fairly present, in all material respects, the financial condition and results of operations of the Businesses as of and for the periods indicated and (iii) except as provided in the following sentence, have been prepared in accordance with GAAP.  Notwithstanding the foregoing, the Financial Statements: (v) do not include footnotes, (w) are not intended to be a complete presentation of the financial condition or results of operations of any of the Businesses; (x) may not reflect allocations of corporate expenses, rights to receive corporate services or allocations of non-cash charges or expenses or otherwise reflect indirect expenses; (y) do not necessarily represent the financial condition or results of operations of the

Businesses as if it had been operated on a stand-alone basis as of any date or for any periods presented; and (z) are not necessarily indicative of the future financial performance of the Businesses.

2.7                               Absence of Certain Changes.  Except as contemplated by this Agreement (including those matters contemplated by Section 4.3 of this Agreement or listed on Schedule 4.3), from December 31, 2014 through the date of this Agreement, there has not been a Business Material Adverse Effect.  Except as contemplated by this Agreement (including those matters contemplated by Section 4.3 of this Agreement or listed on Schedule 4.3), since December 31, 2014 through the date of this Agreement, neither Parent (solely with respect to any Businesses) nor any Acquired Company or Business Subsidiary has taken any of the following actions:

(a)                                 sold, assigned or transferred any portion of the Acquired Assets or any assets of any of the Acquired Companies or Business Subsidiaries other than (i) in the ordinary course of business or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the Businesses;

(b)                                 issued, sold or transferred any equity securities, securities convertible into equity securities or warrants, options or other rights to acquire equity securities of any Acquired Company or Business Subsidiary;

(c)                                  declared or paid any dividends or made any distributions on any equity securities of any Acquired Company or Business Subsidiary, or redeemed or purchased any equity securities of any Acquired Company or Business Subsidiary, except for dividends, distributions or redemptions paid solely in cash, cash equivalents and/or other short-term liquid investments;

(d)                                 except as required by law, granted any rights to severance benefits, retention payments or termination pay to any Business Employee or increased benefits payable or potentially payable to any such Business Employee under any previously existing severance benefits, retention payments  or termination pay arrangements (in each case, other than grants or increases having a value of less than $50,000 per year and that are substantially consistent with the past practice of Parent and its Affiliates or grants or increases for which no Acquired Company or Business Subsidiary nor Buyer will be obligated following the Closing);

(e)                                  except in the ordinary course of business or in accordance with the Businesses’ capital expenditure budget attached to Section 2.7(e), made any capital expenditures or commitments therefor with respect to the Businesses as a whole in an amount in excess of $1,000,000 in the aggregate;

(f)                                   acquired any entity or business (whether by acquisition of stock or assets, merger or otherwise);

(g)                                  except in the ordinary course of business, entered into any employment,

compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Business Employee whose annual base salary exceeds $150,000;

(h)                                 imposed any “employment loss,” as that term is defined and used in the federal Worker Adjustment and Retraining Notification Act or any similar law (“WARN Laws”), with respect to any employees of Parent (solely with respect to the Businesses), any of the Acquired Companies or any Business Subsidiary that could result in a requirement to provide notice under the WARN Laws;

(i)                                     materially amended the terms of any existing Company Plan, except as required by law;

(j)                                    materially changed the accounting principles, methods or practices of the Businesses, except in each case to conform to changes in GAAP or applicable local generally accepted accounting principles;

(k)                                 borrowed or incurred any Indebtedness for borrowed money;

(l)                                     acquired or invested in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity;

(m)                             abandoned, allowed to lapse, assigned, granted any license in or sold any material intellectual property of any of the Businesses;

(n)                                 settled or waived any material claims or rights;

(o)                                 to the extent it affected the Acquired Companies or the Business Subsidiaries, made, amended or revoked any material election with respect to Taxes, amended any Tax Return, changed any material accounting method relating to Taxes, consented to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, or settled or compromised any liability of a material amount regarding Taxes;

(p)                                 entered into, cancelled, terminated or materially modified any Designated Contract;

(q)                                 entered into any material transaction with any Affiliate that will not be terminated at or prior to the Closing;

(r)                                    mortgaged, pledged or subjected to Encumbrance, other than a Permitted Encumbrance, any assets of the Businesses;

(s)                                   changed legal structure or amended the organizational or governance documents;

(t)                                    entered into any agreement providing for a royalty or deferred payment of any kind to be paid to a third party; or

(u)                                 entered into any agreement with respect to any of the matters referred to in paragraphs (a) through (t) of this Section 2.7.

2.8                               Undisclosed Liabilities.  None of the Acquired Companies or Business Subsidiaries or (solely with respect to any of the Businesses) Parent has any liability which is   material or required by GAAP to be shown on a balance sheet, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business, (c) liabilities that relate to obligations of the Acquired Companies, the Business Subsidiaries or, solely with respect to the Recothrom Business, Parent under written contracts (including purchase orders) to which the Acquired Companies, the Business Subsidiaries or Parent is a party, except to the extent such obligations relate to a breach by the Acquired Companies, the Business Subsidiaries, or Parent under such contracts, and (d) Excluded Liabilities.

2.9                               Tax Matters.

(a)                                 Each Acquired Company and Business Subsidiary and (with respect to the Businesses conducted by any Acquired Company or any Business Subsidiary) Parent has filed or had filed on its behalf all income Tax Returns and other material Tax Returns required to be filed (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were true, correct, and complete in all material respects.  Each Acquired Company and Business Subsidiary has paid (or had paid on its behalf) all Taxes due and owing for which it may be liable, whether or not shown to be due on any Tax Return.  All Taxes that any Acquired Company or Business Subsidiary or is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity.  For purposes of this Agreement, “Taxes” means all taxes, charges, fees, levies, or other like assessments, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment (including Social Security, unemployment insurance, employer health and employee income tax withholding), corporate, profits, license, payroll, stamp, environmental, alternative minimum, occupation, net worth, capital gains, severance, premium, windfall profits, customs, duties, recapture, unclaimed property and franchise taxes and any other charges of a similar nature to any of the foregoing imposed by any Taxing Authority, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person, whether pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.  For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, estimated tax returns, claims for refund, information returns, elections, statements of foreign bank and financial accounts, forms filed or required to be filed with a Taxing Authority in connection with any Taxes, and any related or supporting information filed or required to be filed with  any of the foregoing, including any schedule or attachment thereto, and including any amendment thereof.

(b)                                 No examination, audit, or judicial proceeding relating to any Tax Return of any Acquired Company or Business Subsidiary (or of any consolidated, combined or unitary group for a period for which the activities of any Acquired Company or Business Subsidiary were included on the Tax Return of such group to the extent related to the Businesses) by any Governmental Entity is currently pending or in progress or, to Parent’s knowledge, threatened or contemplated.  None of Parent  or the Acquired Companies or Business Subsidiaries or the members of any consolidated, combined or unitary group with which any Acquired Company or Business Subsidiary has filed group Tax Returns has been notified in writing by any jurisdiction that the jurisdiction believes that  any Acquired Company or Business Subsidiary is or may be subject to taxation by that jurisdiction or was required to file any Tax Return or that the consolidated, combined or unity group with respect to which any Acquired Company or Business Subsidiary filed Tax Returns for any period was required to file any Tax Return for such period that was not filed.  None of the Acquired Companies or Business Subsidiaries has received from any Taxing Authority a request for information related to Tax matters or a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against any of the Acquired Companies or Business Subsidiaries.

(c)                                  None of the Acquired Companies or Business Subsidiaries has been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than a group that includes Parent.  None of the Acquired Companies or Business Subsidiaries is liable for the Taxes of any taxpayer other than Parent and its subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise for any taxable period (or portion thereof) ending on or before the Closing Date.

(d)                                 Other than Permitted Encumbrances, there are no liens for Taxes upon any of the Acquired Assets or any assets of the Acquired Companies or Business Subsidiaries and no such liens are anticipated.

(e)                                  None of the Acquired Companies or Business Subsidiaries or (solely with respect to the Businesses) Parent has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(f)                                   Schedule 2.9(f) lists all Tax Returns required to be filed by the Acquired Companies and Business Subsidiaries for periods up to and including the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date.

(g)                                  True, correct and complete copies of all Tax Returns with respect to income Taxes filed by any of the Acquired Companies or Business Subsidiaries or the portion of all combined, consolidated or unitary income Tax Return relating to the Businesses of the Acquired Companies or the Business Subsidiaries for the past six (6)  years have been made available to Buyer.  True, correct and complete copies of all Tax examination reports and statements of deficiencies assessed against, or agreed to, with respect to, or that relate to the

Business conducted by, the Acquired Companies or Business Subsidiaries with respect to such period with the Internal Revenue Service or any other Taxing Authority have been delivered to Buyer.

(h)                                 The aggregate unpaid Taxes of the Acquired Companies and Business Subsidiaries as of the date of the Most Recent Balance Sheet did not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Most Recent Balance Sheet, and from that date through Closing, any Tax liability is solely incurred in the ordinary course of business.

(i)                                     None of the Acquired Companies or Business Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.  None of the Assumed Liabilities is a Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(j)                                    None of the Acquired Companies or Business Subsidiaries is a party to or a partner in any joint venture, partnership or other arrangement or contract that is properly characterized as a partnership for federal income Tax purposes.  None of the Acquired Assets or Assumed Liabilities will constitute a partnership, joint venture, or other arrangement or contract that is treated as a partnership for federal income Tax purposes.

(k)                                 Since its formation, ProFibrix has been properly classified as a corporation within the meaning of Treasury Regulation Section 301.7701-2 (and any corresponding or similar provision of state, local or foreign law) for U.S. Tax purposes.

(l)                                     None of the Acquired Companies or Business Subsidiaries or Buyer will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) prepaid amount or advance payment received on or prior to the Closing Date; (v)  as a result of a change in accounting method; or (vi) election under Section 108(i) of the Code.

(m)                             None of the Acquired Companies or Business Subsidiaries or (solely with respect to the Recothrom Business) Parent has had a permanent establishment in any foreign country, other than in its place of organization, as defined in any applicable Tax treaty or convention between such country and the United States and has not otherwise taken steps or conducted business operations that may reasonably be expected to cause it to be subject to the income taxing jurisdiction of a foreign country by virtue of such steps or conduct.

(n)                                 Each of the Acquired Companies and Business Subsidiaries  is in compliance in all material respects with all applicable transfer pricing laws and regulations,

including the maintenance of contemporaneous documentation substantiating the applicable transfer pricing practices and methodology.

(o)                                 The Parties agree that (i) other than with respect to the representations contained in Section 2.9(i), (j) and (l), the representations and warranties of Parent in this Section 2.9 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or guarantees of, nor can they be relied upon with respect to, Taxes attributable to any Tax period or portion thereof beginning after the Closing Date including, without limitation, Taxes attributable to any Tax positions taken in any such periods and (ii) no representations, warranties or guarantees are made with respect to the amount or availability of any Tax attributes (including, without limitation, net operating loss, any net operating loss carryforward, any Tax credit, or any Tax credit carryover) of any Acquired Company or Business Subsidiary after the Closing Date.

2.10                        Title to Acquired Assets; Tangible Personal Property.

(a)                                 Parent has good and valid title to, a valid leasehold interest in or a valid license to use, all of the material tangible personal property included in the Acquired Assets, free and clear of any Encumbrance other than Permitted Encumbrances.

(b)                                 An Acquired Company or a Business Subsidiary, as applicable, has good and valid title to a valid leasehold interest in, or a valid license to use, all of the material tangible personal property owned or purported to be owned or used by any Acquired Company, free and clear of all Encumbrances other than Permitted Encumbrances.

(c)                                  Assuming that Buyer (or one or more of its Affiliates) provides to the Businesses all corporate-level services currently provided to the Businesses by Parent and its Affiliates, the assets of the Acquired Companies and the Business Subsidiaries, together with the Acquired Assets and the services provided to Buyer by Parent or its Affiliates pursuant to this Agreement and the Transition Services Agreement, collectively, are all of the assets of Parent or any of its Affiliates that are necessary to operate the Businesses as of immediately after the Closing substantially in the manner in which such Businesses are currently conducted by Parent and its Affiliates as of the date hereof.

2.11                        Real Property.  Neither Parent (solely with respect to the Businesses) nor any Acquired Company or Business Subsidiary owns any real property.  Schedule 2.11(c) sets forth an accurate and complete list of all real property leased or subleased by Parent (solely with respect to the Businesses) or any of the Acquired Companies or Business Subsidiaries or included in the Acquired Assets (the “Leased Real Property”).  Parent has made available to Buyer correct and complete copies of all leases and subleases (as amended to date) for all Leased Real Property (the “Leases”).  Parent or the Acquired Companies or Business Subsidiaries have a valid leasehold interest in the Leased Real Property, in each case, free and clear of all Encumbrances other than (i) Permitted Encumbrances, and (ii) Encumbrances on the fee title to the Leased Real Property which do not or would not, individually or in the aggregate, materially affect the current use of the Leased Real Property subject thereto or otherwise impair the continued operation of the Businesses thereat as presently conducted, and have the right to quiet enjoyment of the Leased Real Property for the full term of such Lease.  There are no leases, subleases, licenses, concessions or other agreements of Parent or any of the Acquired Companies or Business Subsidiaries, written or oral, granting to any person or entity the right to use or occupy any portion of the Leased Real Property.  The improvements, fixtures, systems and other items of property owned by Parent or any of the Acquired Companies or Business Subsidiaries and located at the Leased Real Property, taken as a whole, are adequately maintained for the purpose of conducting the Businesses as now being conducted, ordinary wear and tear excepted.  Neither the current use of the Leased Real Property nor the operations of Parent or any of the Acquired Companies or Business Subsidiaries, as applicable, violates in any material respect any applicable legal requirements or, to the knowledge of Parent, any instrument of record or agreement affecting the Leased Real Property.  All Leased Real Property has reasonable access to public roads and utilities.  Neither Parent nor any of the Acquired Companies or Business Subsidiaries has received any written notice, order or proposal, which would adversely affect the use or enjoyment of any Leased Real Property.

2.12                        Intellectual Property.

(a)                                 Schedule 2.12(a) includes a complete and accurate list, as of the date of this Agreement, of (i) all patents and pending patent applications, (ii) trademark and service mark registrations and pending applications to register trademarks and service marks, (iii) domain name registrations and (iv) copyright registrations and pending applications therefor that are included in the Acquired Assets, owned by an Acquired Company or Business Subsidiary, licensed to an Acquired Company or Business Subsidiary, or licensed to Parent pursuant to an agreement included in the Acquired Assets (the “Designated Intellectual Property”).  With respect to each item of Designated Intellectual Property, Schedule 2.12(a) accurately sets forth the owner of such Designated Intellectual Property.  All right, title and interest in and to each item of Designated Intellectual Property that Parent, an Acquired Company or a Business Subsidiary owns or is purported to own is solely owned by such entity and, as of the Closing, record title of each such item of Designated Intellectual Property correctly reflects such entity as sole owner of such item of Designated Intellectual Property.  To Parent’s knowledge, (x) all Designated Intellectual Property that has been issued or granted is valid and enforceable and (y) all pending patent applications, if issued with claims that are substantially similar to the claims presented as of the Closing, will be valid and enforceable upon such issuance.  To Parent’s knowledge, Parent, an Acquired Company or a Business Subsidiary possesses valid rights under all Designated Intellectual Property owned by a third party for all purposes for which the Designated Intellectual Property is used in the Businesses.  From and after the Closing, subject to Buyer or the applicable Acquired Company or Business Subsidiary maintaining any applicable licenses from third parties in force, Buyer, an Acquired Company or a Business Subsidiary will own, be licensed to use or otherwise possess valid rights under, all Designated Intellectual Property such that the continued conduct of the Businesses as currently conducted (including, with respect to each of the Products, the manufacture, development and commercialization of such Product in the United States, regardless of whether such Product is currently manufactured, being developed or commercialized in the United States, and all other jurisdictions in which such

Product is manufactured, being developed or commercialized as of the date of this Agreement) after Closing by Buyer, an Acquired Company or a Business Subsidiary will not infringe, misappropriate or otherwise violate any intellectual property or other proprietary rights of Parent, any of its Affiliates or any other Person in or to any Designated Intellectual Property.

(b)                                 As of the date of this Agreement, no Acquired Company, Business Subsidiary or, with respect to the Businesses, Parent has been named in any pending suit, action or proceeding and, during the twenty-four (24) month period immediately preceding the date of this Agreement, no Acquired Company, Business Subsidiary or, with respect to the Businesses, Parent has received any written notice from any third party or been a party to any suit, action, proceeding or investigation which (i) involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any third party or misappropriation or other violation of any trade secrets or other intellectual property or proprietary rights of any third party, (ii) challenges an Acquired Company’s, a Business Subsidiary’s or, with respect to the Businesses, Parent’s ownership or rights to use any intellectual property or proprietary rights relating to the Businesses, the Products, the Acquired Assets, the Licensed Product Technology or the Designated Intellectual Property or asserting that the manufacture, development, importation, use or sale of any of the Products infringes, misappropriates or otherwise violates any third party’s intellectual, proprietary or other rights, or (iii) alleges false advertising or unfair business practices in respect of or relating to the Businesses, the Products, the Acquired Assets, the Licensed Product Technology or the Designated Intellectual Property and, to the knowledge of Parent, there is no basis for any claim or challenge of the type described in clauses (i), (ii) or (iii) of this sentence.  Neither the conduct of the Businesses as currently conducted nor the manufacture, development, use, offer for sale, sale, importation, promotion, marketing or advertising of any of the Products in the conduct of the Businesses as currently conducted (including in respect of the conduct of such activities in the United States, regardless of whether any such Product is currently manufactured, being developed, used, offered for sale, sold, imported into, promoted, marketed or advertised in the United States, and all other jurisdictions in which such Product is manufactured, being developed, used, offered for sale, sold, imported into, promoted, marketed or advertised as of the date of this Agreement) infringes, misappropriates or otherwise violates any patents, trademarks, trade names, service marks, copyrights or other intellectual property or proprietary rights of any third party.

(c)                                  To Parent’s knowledge, no third party is infringing any of the Designated Intellectual Property or misappropriating any Know-How or infringing, misappropriating or otherwise violating intellectual property rights owned by any Acquired Company or Business Subsidiary or that are included in the Acquired Assets and, during the twenty-four (24) month period immediately preceding the date of this Agreement, no such claim has been asserted in writing by Parent, any Acquired Company or Business Subsidiary against any employee or contractor of any of them or any third party.

(d)                                 Schedule 2.12(d) includes a complete and accurate list, as of the date of this Agreement, of each agreement pursuant to which Parent (with respect to the manufacture or development of any of the Products or, otherwise, solely with respect to the Businesses), any

Acquired Company or any Business Subsidiary licenses from any third party any right to use any intellectual property; provided, however, the Parties acknowledge and agree that Schedule 2.12(d) does not contain, and Parent is not obligated to list or disclose, the following agreements:  (1) those agreements relating to non-customized “off-the-shelf” software in a version that its licensor makes generally available to its customers and which Parent, an Acquired Company or any Business Subsidiary uses pursuant to a standard shrink-wrap license agreement, (2) those agreements relating to non-customized online-delivered or online-accessible software in a version that its licensor makes generally available to its customers and which Parent, an Acquired Company or any Business Subsidiary uses pursuant to a standard click-wrap license agreement, (3) any license which is embedded into a purchase or lease agreement for tangible property which has an electronic component controlled in whole or part by intellectual property, including but not limited to electronic communications equipment such as office telephones, smartphones, electronic HVAC thermostats, photocopying machines, facsimile machines, monitors, and other peripheral devices such as standard commercially available keyboards, printers and “mice”, and (4) any license granted to Parent in respect of any intellectual property that does not solely relate to the Businesses and that is used by Parent in connection with information systems used in connection with the manufacture or development of the Products that are not specific to any Product.  Except as otherwise indicated on Schedule 2.12(d), all agreements listed on Schedule 2.12(d) to which Parent is a party are included in the Assigned Assets.

(e)                                  Schedule 2.12(e) lists, as of the date of this Agreement, each agreement pursuant to which Parent (with respect to any Acquired Assets or rights licensed pursuant to any agreement required to be listed on Schedule 2.12(d) or otherwise solely with respect to any Businesses), any Acquired Company or any Business Subsidiary (i) licenses or sublicenses to any third party any right to use any intellectual property, other than non-exclusive licenses or sublicenses granted under a manufacturing, supply or distribution agreement to which an Acquired Company or Business Subsidiary is a party or that is included in the Acquired Assets pursuant to which a third party is granted such license or sublicense solely to enable it to provide services to Parent, an Acquired Company or Business Subsidiary under such agreement, (ii) is restricted in its right to use or register any intellectual property rights it owns or purports to own in relation to the manufacture, development, importation, use, offer for sale or sale of any of the Products, or (iii) permits or agrees to permit any third party (or, in respect of any agreement to which an Acquired Company or Business Subsidiary is a party, permits Parent or any of its Affiliates)  to use, obtain, enforce, or register any intellectual property rights in relation to the manufacture, development, importation, use, offer for sale or sale of any of the Products.

(f)                                   Parent (with respect to any Know-How included in the Acquired Assets and, otherwise, solely with respect to the Businesses), the Acquired Companies and the Business Subsidiaries have taken measures to maintain the confidentiality of all material trade secrets and other confidential and proprietary information that is owned by or licensed to Parent (with respect to any Know-How included in the Acquired Assets and, otherwise, solely with respect to the Businesses), any Acquired Company, or any Business Subsidiary that are commercially reasonable in light of the nature and value of such trade secrets or other confidential information and that are in compliance with any third party agreements in respect of any such trade secrets or confidential information owned by a third party.  To Parent’s knowledge, each contractor and each current and former employee and officer of Parent, any Affiliate of Parent, any Acquired Company or any Business Subsidiary who has been involved with the research or development of any Products or any Designated Intellectual Property that Parent, any Acquired Company or any Business Subsidiary owns or purports to own, has executed a proprietary information and inventions agreement or agreements or has otherwise assigned in writing or by operation of law all intellectual property rights in and to such Products or such Designated Intellectual Property to Parent, the Acquired Company or Business Subsidiary, as the case may be.  No current or former employee or officer of Parent, any Acquired Company or any Business Subsidiary who is a named inventor on any patent or pending application included in Designated Intellectual Property that Parent, any Acquired Company or any Business Subsidiary owns or purports to own has excluded inventions from his or her assignment of inventions pursuant to such employee’s proprietary information and inventions agreement that relate in any manner to the Businesses or the Products.

(g)                                  The intellectual property rights included in the Acquired Assets, the intellectual property rights owned by or licensed to any Acquired Company or Business Subsidiary, along with the intellectual property rights licensed to Buyer pursuant to this Agreement, constitute all of the intellectual property rights that are currently used or intended for use in the manufacture, development or commercialization of the Products, other than the Excluded Assets; provided, however, for the avoidance of doubt, such representation and warranty shall exclude any and all intellectual property that is owned by or licensed to Parent and is used by Parent in connection with information systems used in connection with the manufacture or development of the Products that are not specific to any Product.  All right, title and interest of Parent or any of its Affiliates in or to any patents, patent registrations or patent applications that (i) would be infringed, absent a license thereto, by the manufacture, development or commercialization of the Products anywhere in the world, (ii) if a patent application, include claims that, if allowed, would be infringed, absent a license thereto, by the manufacture, development or commercialization of the Products anywhere in the world, (iii) disclose any invention in which Parent or any of its Affiliates has any right, title or interest that is directed to any of the Products or any specific use of the Products (whether alone or in combination with any other product, device, or other composition of matter), any methods of manufacturing the Products (whether or not such methods are currently employed in the manufacture of the Products) and (iv) that claims priority to any patents, patent registrations or patent applications described in items (i)-(iii) above are either included in the Acquired Assets or solely owned by an Acquired Company or Business Subsidiary (as between Parent or its Affiliate and the Acquired Company or Business Subsidiary).  Except as set forth on Schedule 2.12(g), no intellectual property rights generated in the course of research and development of any of the Products or acquired in respect of the research and development of any of the Products and retained by Parent or its Affiliates (other than any intellectual property rights included in the Licensed Product Technology) would be infringed by any Competitive Activities absent a license or other right to use such intellectual property rights or would otherwise reasonably be expected to be useful to the manufacture, development or commercialization of the Products, including for defensive purposes.

2.13                        Contracts.

(a)                                 As of the date of this Agreement, except as set forth in Schedule 2.13(a), neither Parent (solely with respect to any Businesses) nor any Acquired Company or Business Subsidiary is a party to:

(i)                                     any agreement relating to the manufacture, marketing, sale, licensing or distribution of any Product pursuant to which Parent, any Acquired Company or any Business Subsidiary has paid or received more than $500,000 in the year ended December 31, 2014 or would reasonably be expected to be paid or receive more than such amount in the year ending December 31, 2015;

(ii)                                 any agreement relating to the conduct of clinical trials of any Product, including any such contract with investigators, contract research organizations, clinical trial sites and clinical trial support services;

(iii)                             any lease or other agreement under which Parent, an Acquired Company or any Business Subsidiary is lessee of, or holds or operates, any machinery, equipment or other tangible personal property owned by a third party that provides for annual lease payments of more than $500,000;

(iv)                              any agreement entered into for the purchase of services, materials, supplies or equipment which involved the payment by Parent, any Acquired Company or Business Subsidiary of more than $1,000,000 in the year ended December 31, 2014 or would reasonably be expected to involve the payment of more than such amount in the year ending December 31, 2015;

(v)                                 any agreement in which Parent, any Acquired Company or any Business Subsidiary has granted manufacturing rights, or marketing or distribution rights relating to any Products;

(vi)                              any agreement providing for any royalty, milestone, contingent or deferred payments or obligations of any kind with respect to any Products by Parent, any Acquired Company or any Business Subsidiary;

(vii)                          any agreement establishing a partnership or joint venture or any research, collaboration or development agreement;

(viii)                      any agreement under which any Acquired Company or Business Subsidiary has created, incurred, assumed or guaranteed any indebtedness for borrowed money;

(ix)                              any employment agreement (other than offer letters or other agreements for at-will employment that do not provide for any severance benefit upon termination of employment) for Business Employees providing for base salary in excess of $150,000 per year;

(x)                                 any agreement for the acquisition by Parent or any Acquired Company or Business Subsidiary of any operating business or all of the capital stock of any person or for the sale of any of the assets of Parent or any Acquired Company or Business Subsidiary, in each case, other than agreements in which the applicable acquisition or disposition has been consummated and there are no ongoing, contingent or deferred liabilities or obligations;

(xi)                              any contract, agreement or other arrangement granting a right of first offer, right of first refusal, or any purchase rights to any Acquired Asset or asset owned by any Acquired Company or Business Subsidiary that is material to any of the Businesses;

(xii)                          any contract, agreement or other arrangement imposing a non-competition obligation or similar business restriction on Parent, any Acquired Company or any Business Subsidiary; or

(xiii)                      any customer contract containing “most favored nation” type provisions with respect to the Businesses;

provided, however, that Leases and agreements listed in Schedule 2.12(d) or Schedule 2.12(e) are not required to be disclosed in response to any provision of this Section 2.13(a).

(b)                                 Parent has made available to Buyer a correct and complete copy of each agreement (as amended to date) listed in Schedule 2.12(d), Schedule 2.12(e) and Schedule 2.13(a) (together with the Leases, the “Designated Contracts”).  With respect to each Designated Contract:

(i)                                     such Designated Contract is a legal, valid, binding and enforceable obligation of Parent, an Acquired Company or a Business Subsidiary and, to Parent’s knowledge, of each other party thereto (except as enforceability may be limited by the Enforceability Exceptions);

(ii)                                 there exists no material breaches or defaults thereunder of Parent, any Acquired Company or any Business Subsidiary and, to Parent’s knowledge, any other party thereto; and

(iii)                             to Parent’s knowledge, no event has occurred which with notice or lapse of time or both would reasonably be expected to constitute a material breach or default under such Designated Contract and no other party has claimed any such breach or default in writing or threatened in writing to terminate such Designated Contract.

2.14                        Litigation.  Schedule 2.14 lists, as of the date of this Agreement, each (a) judgment, order, decree, stipulation or injunction specifically naming any Acquired

Company, Business Subsidiary or (solely with respect to the Businesses) Parent and (b) claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity to which Parent (solely with respect to the Businesses) or any Acquired Company or Business Subsidiary is (or since January 1, 2014 has been) a party or, to Parent’s knowledge, which has since January 1, 2014 been threatened in writing against Parent (solely with respect to the Businesses) or any Acquired Company or Business Subsidiary.

2.15                        Labor Matters.

(a)                                 Schedule 2.15 lists each collective bargaining, works council, union representation, neutrality agreement, workforce agreement, social plan, pension execution agreement, pension scheme or similar  agreement, plan or scheme relating to the Acquired Assets or to which any Acquired Company, Business Subsidiary or (solely with respect to the Businesses) Parent is a party or is bound, and each such agreement is a legal, valid, binding and enforceable obligation of Parent, an Acquired Company or a Business Subsidiary.  Parent has made available to Buyer a correct and complete copy of each agreement (as amended to date) set forth on Schedule 2.15.

(b)                                 Neither Parent (solely with respect to the Businesses) nor any Acquired Company or Business Subsidiary has experienced since January 1, 2014, any strikes, work stoppages, slowdowns, picketing, refusal to cross picket lines, grievances, claims of unfair labor practices or other collective bargaining or works council disputes, and none is pending or threatened.  No collective bargaining, works council, neutrality agreement, union representation, pension implementation agreement, pension scheme or similar agreement is currently being negotiated and no organizing effort is currently being made with respect to Business Employees.  Since January 1, 2014, no labor unions or other organizations have represented, purported to represent or attempted to represent any employees employed by any Acquired Company or Business Subsidiary or (solely with respect to the Businesses) Parent.  Parent (solely with respect to the Business) and each Acquired Company and Business Subsidiary is and has since January 1, 2014 been in compliance in all material respects with its obligations to applicants for employment, its employees and former employees, any relevant union, and any employee co-determination body, including any works council and employee representatives.

(c)                                  Parent (solely with respect to the Businesses) and each Acquired Company and Business Subsidiary is and has since January 1, 2014 been in compliance in all material respects with all applicable laws and regulations relating to labor, employment and employment practices, including without limitation wages, hours, overtime, discrimination, benefits, pension scheme, equal opportunity, privacy, harassment, immigration, work authorization, disability and pregnancy accommodation, breaks and leave from work, affirmative action, workers’ compensation, unemployment insurance, occupational health and safety and the collection and payment of withholding and/or social contribution Taxes and similar Taxes, plant closings, mass layoffs and relocations. Each Person providing services to the Businesses at any time since January 1, 2014 has been, at all times while providing such services, properly classified as an employee, contractor or volunteer and, as applicable, as an exempt or non-exempt employee.

2.16                        Employee Benefits.

(a)                                 Schedule 2.16(a) contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Parent, any Acquired Company or Business Subsidiary, or any ERISA Affiliate for the benefit of Business Employees (and their beneficiaries) or in connection with which any Acquired Company or Business Subsidiary has or may have any liability (the “Business Benefit Plans”).  Any Business Benefit Plan sponsored by an Acquired Company or Business Subsidiary shall be separately identified in Schedule 2.16(a) and shall be referred to as a “Company Plan.”  Any Business Benefit Plan other than a Company Plan and any other Employee Benefit Plan or other benefit plan or arrangement maintained or contributed to by Parent or any ERISA Affiliate shall be referred to as a “Parent Benefit Plan.” Buyer and its Affiliates, including any Acquired Company or Business Subsidiary after the Closing, shall not assume or otherwise have any obligation or liability in connection with any Parent Benefit Plan.  For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or unwritten plan, agreement or arrangement involving pension, retirement, profit sharing, welfare or fringe benefits, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or benefits or post-retirement compensation or benefits, or any employment, consulting, engagement, retainer, or golden parachute agreement or arrangement.  For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Parent or any Acquired Company or Business Subsidiary.  With respect to each Business Benefit Plan, complete and accurate copies of all Business Benefit Plans and all related trust agreements, insurance contracts and summary plan descriptions, Forms 5500 for the three most recent plan years, ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any VEBA, and IRS determination letter and any outstanding request for a determination letter  have been made available to Buyer.  Each Business Benefit Plan and related trust agreement, annuity contract or other funding instrument complies with and has been administered, operated, and maintained in material compliance with its terms and ERISA, the Code and other applicable law. With respect to each Business Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred.  Parent or the applicable Acquired Company or Business Subsidiary, as the case may be, has met its obligations in all material respects with respect to such Business Benefit Plan.  Parent (solely with respect to the Businesses) and the Acquired Companies and Business Subsidiaries are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and other applicable law.

(b)                                 There are no pending or, to the knowledge of Parent, threatened claims (except claims for benefits payable in the normal operation of the Business Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Business Benefit Plan or asserting any rights or claims to benefits under any Business Benefit Plan, or, to Parent’s knowledge, investigations by any Governmental Entity involving any Business Benefit Plan, and no facts exist that would give rise thereto.  No claim in relation to any of the Business Employees or former employees or in relation to applicants for employment has been made or threatened against the Parent, any Acquired Company or Business Subsidiary or ERISA Affiliate or against any person whom any such company is liable to compensate or indemnify.

(c)                                  The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.

(d)                                 None of Parent, any Acquired Company or Business Subsidiary or ERISA Affiliates has ever (i) maintained or made any contributions to an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as described in Section 4001(a)(3) or Section 3(37) of ERISA) or “multiemployer plan” or “mandatory industry wide pension fund” under other applicable laws in either case that could result in liability for the Buyer.

(e)                                  There are no Business Benefit Plans providing welfare benefits after termination of employment to any Business Employee (or to any beneficiary of any such Business Employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable laws and, where eligible, paid coverage during severance periods (“Severance Coverage”). Any Business Benefit Plan providing Severance Coverage is a Parent Benefit Plan, and in no event shall any Acquired Company, any Business Subsidiary or the Buyer have any liability in connection with any Severance Coverage or obligation to provide Severance Coverage on or after the Closing.

(f)                                   No act or omission has occurred and no condition exists with respect to any Business Benefit Plan maintained by Parent or any Acquired Company or Business Subsidiary, any of their respective Affiliates or any ERISA Affiliate that would subject Parent, any Acquired Company or Business Subsidiary or any ERISA Affiliate to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or any other law (other than liabilities for benefits accrued under Business Benefit Plans for employees of Parent or any Acquired Company or Business Subsidiary, and each of their beneficiaries).

(g)                                  Each Business Benefit Plan and related trust agreement or other agreement, annuity contract or other funding instrument is legal, valid and binding (where applicable) and in full force and effect, and there are no material defaults thereunder. Each Company Plan (including any Employee Benefit Plan covering former employees and retirees of the Acquired Companies or Business Subsidiaries or (solely with respect to the Businesses) Parent) may be amended or terminated by an Acquired Company or Business Subsidiary or Buyer on or at any time after the  Closing Date without further liability thereunder excluding any Company Plans that are individual retention, severance, or employment agreements.

(h)                                 Parent and the Acquired Companies and Business Subsidiaries have not terminated or taken action to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3) that could result in liability for Buyer.

(i)                                     The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Parent or Acquired Company or Business Subsidiary employee to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former Parent or Acquired Company or Business Subsidiary employee, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

(j)                                    The Acquired Companies and Business Subsidiaries do not maintain and are not otherwise liable in connection with any Employee Benefit Plan or other benefit arrangement covering any employee or former employee outside of the United States.

(k)                                 Schedule 2.16(k) is a true and correct list of all Business Employees.

(l)                                     All premiums that have fallen due in respect of the Business Benefit Plans and/or previous Business Benefit Plans or any other pension liabilities or financial obligations with regard to any of the Business Benefit Plans and/or previous Business Benefit Plans have been paid by the Parent and the Acquired Companies and Business Subsidiaries or are adequately provided for in the accounts of Parent and/or the Acquired Companies and Business Subsidiaries in accordance with all applicable laws, regulations and practices.  There are no back logs in invoicing by the providers of the Business Benefit Plans or previous Business Benefit Plans.   The Business Benefit Plans apply and the previous Business Benefit Plans have applied to all eligible employees and directors and former employees and directors of the Acquired Companies and Business Subsidiaries, unless they legitimately waived their right to participate.   The current and former employees of the Acquired Companies and Business Subsidiaries have agreed to all changes to the Business Benefit Plans and previous Business Benefit Plans.

(m)                             The Parties agree that the only representations and warranties of Parent in this Agreement as to any matters relating to employee benefits are those contained in this Section 2.16.

2.17                        Compliance with Laws and Regulatory Matters.

(a)                                 Each Acquired Company, each Business Subsidiary and (with respect to the Products or, otherwise, solely with respect to the Businesses) Parent is, and since January 1, 2013, has been, in material compliance with all applicable laws of any Governmental Entity currently in effect with respect to the Products or the Businesses, including the FDCA and applicable implementing regulations and final guidance issued by the FDA thereunder.  As of the date of this Agreement, neither Parent nor any Acquired Company or Business Subsidiary has received any written notice or communication of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Products or the Businesses alleging any failure to so comply.  Neither Parent nor any Acquired Company or Business Subsidiary has, since January 1, 2013 conducted an internal investigation resulting in a finding of an actual violation in any material respect of any law of any Governmental Entity by any officer or employee of Parent, any Acquired Company or any Business Subsidiary with respect to the Products or the Businesses.

(b)                                 Parent, the Acquired Companies and the Business Subsidiaries, collectively, own, hold or are in possession of all authorizations, licenses, permits, franchises, privileges, certificates, Regulatory Approvals and other authorizations of any Governmental Entity (“Permits”) that are (i) necessary to allow for the development, marketing, labeling, promotion, sale, use, handling, or manufacturing of each Product as those activities are currently conducted with respect to each Product or (ii) otherwise necessary for Parent, the Acquired Companies and the Business Subsidiaries to conduct the Businesses and that are material to the Businesses.  Neither Parent nor any Acquired Company or Business Subsidiary is, or since January 1, 2014 has been, in material violation of or default under any such Permit.  As of the date of this Agreement, no written notice of cancellation or default concerning any such Permit with respect to each Product has been received by Parent, any Acquired Company or any Business Subsidiary.  Each such Permit is valid and in full force and effect.  All such Permits are either included in the Acquired Assets or owned by an Acquired Company or Business Subsidiary.

(c)                                  All material filings, declarations, listings, registrations, reports or submissions, including adverse event and other safety reports, required to be filed by Parent, any Acquired Company or any Business Subsidiary with any Regulatory Authority with respect to any one or more of the Products have been filed in material compliance with applicable regulatory deadlines.  All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable laws when filed, and, as of the date of this Agreement, no material deficiencies have been asserted in writing by any applicable Regulatory Authority with respect to any such filings, declarations, listing, registrations, reports or submissions.

(d)                                 All preclinical and clinical investigations with respect to any Product have been, and, are being, conducted in material compliance with applicable laws, including Good Clinical Practices (as defined in the FDCA) and the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder (collectively “HIPAA”), any applicable state privacy laws, and all other applicable Healthcare Laws.  As of the date of this Agreement, neither Parent nor any Acquired Company or Business Subsidiary has received any written notice from any Regulatory Authority with respect to any clinical or pre-clinical studies or tests concerning any of the Products and requiring the termination, suspension or material modification of such studies or tests.  No person involved in any preclinical and clinical investigations concerning any of the Products has been charged with, or convicted of, any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar law.

(e)                                  Parent has made available to Buyer all applications, registrations, licenses, authorizations, approvals and correspondence submitted to or received from any Regulatory Authority (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all preclinical studies and other data, relating to the Products in Parent’s, any Acquired Company’s or Business Subsidiary’s possession or control (“Regulatory Documentation”), in each case to the extent requested by Buyer or material to the Businesses.

(f)                                   With respect to each of the Products: (i) each of Parent, the Acquired Companies and the Business Subsidiaries are in material compliance with all Healthcare Laws; (ii) have not accepted or received any payments in violation of any Healthcare Laws; (iii) since January 1, 2014, neither Parent, nor any Acquired Company or Business Subsidiary has received, nor are they subject to, any adverse inspection, FDA Form 483, FDA Notice of Adverse Findings, other findings by the FDA of deficiency or non-compliance, compelled or voluntary recall, FDA investigation of which Parent has knowledge, penalty for corrective or remedial action or other compliance or enforcement action asserted by the FDA; (iv) since January 1, 2014, there has not been a recall or market withdrawal in respect of any of the Products by Parent, the Acquired Companies or the Business Subsidiaries whether voluntary or involuntary; and (v) since January 1, 2014 , neither Parent, nor any Acquired Company or Business Subsidiary has received any written notification, from the FDA or other Governmental Entity or Regulatory Authority regarding a potential violation of any applicable Healthcare Law or contesting the marketing approval for, uses of the reimbursement of or the labeling of any of the Products.  To Parent’s knowledge, there are no circumstances currently in existence that would necessitate a recall or post-sale warning of any of the Products.

(g)                                  Since January 1, 2014 and with respect to each of the Products, to Parent’s knowledge all serious adverse drug experiences have been reported to Regulatory Agencies as defined in 21 C.F.R. § 314.80 and there have been no material events concerning or affecting safety.

(h)                                 Neither Parent, nor any Acquired Company or Business Subsidiary, or any of their officers, employees or, to Parent’s knowledge, agents, has made an untrue statement of a material fact or a fraudulent statement to any Governmental Entity or Regulatory Authority or failed to disclose a material fact required to be disclosed to any Governmental Entity or Regulatory Authority that, at the time such disclosure or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991).  To Parent’s knowledge, as of the date of this Agreement, neither Parent nor any Acquired Company or Business Subsidiary (i) is the subject of any pending or threatened investigation by any Regulatory Authority pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities policy, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or (ii) has received any notification of any such potential investigation.

(i)                                     Neither Parent, nor any Acquired Company or Business Subsidiary has been debarred, or been convicted of a crime which would lead to debarment, under 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar law.  Neither Parent, nor any Acquired Company or Business Subsidiary has been excluded, or been convicted of a crime which would lead to exclusion, under Section 1128 of the Social Security Act, 42 U.S.C. § 1320a-7 or any similar law.  To Parent’s knowledge, neither Parent, nor any Acquired Company or Business Subsidiary has utilized the services of any individual or entity in the performance of services in connection with the Businesses that has been debarred, excluded, suspended, convicted of a crime which would lead to debarment, exclusion, suspension, or other ineligibility to participate in the federal health care programs or in federal procurement or non-procurement programs.

(j)                                    With respect to each of the Products, neither Parent, nor any Acquired Company or Business Subsidiary has received any written information from the FDA or any other Governmental Entity that would reasonably be expected to lead to the denial of an application for marketing currently pending before the FDA or any other Governmental Entity.  With respect to each of the Products, neither Parent, nor any Acquired Company or Business Subsidiary has conducted any off-label promotion or received any written information from the FDA or any other Governmental Entity contesting the approval, the uses, the labeling or the promotion of any of the Products, including any claim that any Product is being marketed or promoted for off-label uses.

2.18                        Environmental Matters.

(a)                                 Parent, the Acquired Companies, and the Business Subsidiaries, collectively, own, hold or are in possession of all Permits issued under Environmental Laws (“Environmental Permits”) that are necessary for Parent, the Acquired Companies, and the Business Subsidiaries, to conduct each of the Businesses as presently conducted.

(b)                                 Neither Parent, any Acquired Company, nor any Business Subsidiary is or has, since January 1, 2014, been  in material violation of or material default under any Environmental Permit or any Environmental Laws.  In the five years preceding the date of this Agreement, no written notice of cancellation or material default under any such Environmental Permit has been received by Parent, any Acquired Company or any Business Subsidiary, nor has any Parent, any Acquired Company or any Business Subsidiary received any written notice from a Government Entity revoking or citing failure to renew any Environmental Permit.  Each such Environmental Permit is valid and in full force and effect.  Parent, any Acquired Company or any Business Subsidiary has timely filed to renew each Environmental Permit within any time period required under any Environmental Law.

(c)                                  At any time prior to this Agreement since January 1, 2014, neither Parent,

any Acquired Company, nor any Business Subsidiary has received any written notice or written report regarding any actual or alleged releases, discharges or spills of Hazardous Materials by Parent (solely with respect to the Businesses), any Acquired Company or any Business Subsidiary in violation of any Environmental Laws or giving rise to potential liability of Parent, any Acquired Company or any Business Subsidiary under any Environmental Laws.  At any time prior to the date of this Agreement since January 1, 2014, neither Parent (with respect to the Businesses), any Acquired Company nor any Business Subsidiary has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Businesses alleging any failure to comply with any Environmental Law or giving rise to potential liability of Parent, any Acquired Company, or any Business Subsidiary under any Environmental Law.

(d)                                 No property currently owned, operated or leased by Parent (with respect to the Businesses), any Acquired Company or any Business Subsidiary or, to the knowledge of Parent, no property formerly owned, operated or leased by Parent (with respect to the Businesses), any Acquired Company or any Business Subsidiary since January 1, 2014, is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e)                                  Schedule 2.18(e) contains a list of all off-site Hazardous Material treatment, storage, or disposal facilities where waste regulated under RCRA or any similar state law and generated by Parent (with respect to the Businesses), any Acquired Company or any Business Subsidiary has been disposed of since January 1, 2014, and, to the knowledge of Parent, none of these facilities has been placed or are proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Parent, any Acquired Company nor any Business Subsidiary has received any written notice regarding potential liabilities of Parent (with respect to the Businesses), any Acquired Company or any Business Subsidiary with respect to such off-site Hazardous Material treatment, storage, or disposal facilities.

(f)                                   Parent (with respect to the Businesses), any Acquired Company or any Business Subsidiary has not retained or assumed, by contract, any liabilities or obligations of third parties under any Environmental Law.

(g)                                  To the knowledge of Parent, there are no conditions, events or circumstances concerning any actual or alleged releases, discharges or spills of Hazardous Materials that would reasonably be expected to, after the Closing Date, substantially prevent, materially impede or materially increase the costs associated with the ownership, lease, operation, performance or use of any of the Businesses as currently carried out.

(h)                                 To Parent’s knowledge, Parent has provided or otherwise made available to Buyer material documents that are in the possession of Parent (with respect to the Businesses), any Acquired Company or any Business Subsidiary concerning: (i) environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents with respect to each of the Businesses or the Acquired Assets or any currently or formerly owned, operated or leased property; (ii) compliance with Environmental Laws by Parent (with respect to the Business), any Acquired Company or any Business Subsidiary or management, use or disposal of Hazardous Materials by Parent (with respect to the Businesses), any Acquired Company or any Business Subsidiary; and (iii) planned or anticipated material capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)                                     The Parties agree that the only representations and warranties of Parent in this Agreement as to any Environmental Laws, Hazardous Materials or any other environmental matters are those contained in this Section 2.18.

2.19                        Business Relationships with Affiliates.  Except for those agreements that will be terminated as of the Closing, there are no written agreements with respect to any of the Businesses whereby Parent or any of its Affiliates (other than any Acquired Company or Business Subsidiary) (a) owns any property or right, tangible or intangible, which is used in and material to the Business, (b) has any material claim or cause of action against any Acquired Company or Business Subsidiary, or (c) owes any money to, or is owed any money by, any Acquired Company or Business Subsidiary.

2.20                        Foreign Corrupt Practice Act; Export Control Laws.  Since January 1, 2014 in connection with the Products or the Businesses, none of the Acquired Companies or Business Subsidiaries or (solely with respect to any Business) Parent, nor any of their respective directors, managers, agents, employees or any other Persons acting on their behalf, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, as if it were applicable to the Acquired Companies or Business Subsidiaries or Parent at that time, or any other similar applicable law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated or operated in non-compliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar or related applicable domestic or foreign laws and regulations.

2.21                        Data Privacy.  Since January 1, 2014, in connection with the Products and the Businesses, the Acquired Companies, Business Subsidiaries and Parent have complied in all material respects with all applicable laws related to the privacy and processing, collection, use and protection of personal data.  Since January 1, 2014, no claims have been asserted in writing or, to the knowledge of Parent, threatened against the Acquired Companies or Business Subsidiaries or (solely with respect to the Business) Parent alleging a violation of any Person’s privacy or personal information or data rights.

2.22                        Brokers’ Fees.  Neither Parent nor any Acquired Company or Business Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than in the case of Parent for any such fees or commissions that constitute Excluded Liabilities.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Parent that the following representations and warranties are true and correct:

3.1                               Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

3.2                               Authorization of Transaction.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Buyer and the performance by Buyer of this Agreement and its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of Parent, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

3.3                               Noncontravention.  Subject to compliance with applicable Antitrust Laws, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will:

(a)                                 conflict with or violate any provision of the charter or bylaws of Buyer;

(b)                                 require on the part of Buyer any filing with, or any Permit, authorization, consent or approval of, any Governmental Entity, except for any filing, Permit, authorization, consent or approval which if not obtained or made would not reasonably be expected prevent, or materially impair or delay, the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

(c)                                  conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, Permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness for borrowed money or security interest to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d)                                 violate any order, writ, injunction or decree specifically naming, or statute,

rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4                               Broker’s Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5                               Litigation.  There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer that would reasonably be expected to result in a Buyer Material Adverse Effect.

3.6                               Investment Intent.  Buyer is acquiring the Shares for investment for its own account and not with a view to the distribution of any part thereof.  Buyer acknowledges that the Shares have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom.  Buyer further acknowledges that it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Shares, and that it can bear the economic risk of an investment in the Shares.

3.7                               Financing.  Buyer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including payment to Parent of the portion of the Purchase Price to be paid at the Closing.

3.8                               Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any such financing, Buyer shall have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

3.9                               No Other Representations or Warranties.  Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in ARTICLE II (in each case as qualified and limited by the Disclosure Schedule) and except in the case of willful misconduct, intentional misrepresentation or fraud, (i) none of Parent or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has made or is making any express or implied representation or warranty with respect to the Businesses, the Acquired Assets, the Assumed Liabilities, the Shares, the Acquired Companies or the Business Subsidiaries, including with respect to any information provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, or, except as otherwise expressly set forth in this Agreement and except for any willful misconduct, intentional misrepresentation or fraud, had or has any duty or obligation to provide any information to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person in connection with this Agreement, the transactions contemplated hereby or otherwise, and (ii) none of Parent or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, will have or be subject to any liability or indemnification or other obligation of any kind or nature (except as and to the extent expressly set forth herein and except in the case of willful misconduct, intentional misrepresentation or fraud) to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, or the use by Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, of any such information provided or made available to any of them by Parent or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the transactions contemplated by this Agreement, and (subject to the express representations and warranties of Parent set forth in ARTICLE II (in each case as qualified and limited by the Disclosure Schedule) none of Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV
PRE-CLOSING COVENANTS

4.1                               Closing Efforts.

(a)                                 Subject to the terms and conditions of this Agreement (including Section 4.1(b) and Section 4.1(c)),  each of the Parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions to the other Party’s obligations set forth herein and to consummate the transactions contemplated by this Agreement, including by using its reasonable best efforts to obtain, as promptly as practicable after the date hereof, any waivers, Permits, consents, approvals or other authorizations required to be obtained by such Party from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that (subject to Section 4.1(b) and Section 4.1(c)) no Party hereto shall be required to pay any monies or agree to any material undertaking in connection with obtaining or seeking to obtain any of the foregoing.  Notwithstanding anything else contained in the Agreement, Buyer shall not be obligated to agree to any limitation, disposition, or other remedy proposed in connection with obtaining any consent or authorization under the Antitrust Laws that would be reasonably expected to have a materially adverse impact with respect to Buyer’s and its Affiliates’ existing business or product lines.

(b)                                 Notwithstanding anything to the contrary in this Agreement (and without limitation of Section 4.1(a) or 4.1(c) below): (i) as promptly as practicable after the date of this Agreement, Parent and Buyer shall make all filings required or advisable to be made with any Governmental Entity in order to consummate the transactions contemplated herein, including all filings required under any applicable Antitrust Laws; (ii) without limitation of the foregoing clause (i), each of Parent and Buyer shall file, no later than seven (7) Business Days after the date of this Agreement, a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division and shall, as promptly as practicable, make any further filings or information submissions pursuant thereto that may be required or advisable in connection with the transactions contemplated by this Agreement; and (iii) each of Buyer and Parent shall use reasonable best efforts to (x) obtain an early termination of the waiting period under the HSR Act and (y) otherwise obtain any government clearances or approvals required for Closing under any applicable Antitrust Laws.  Each Party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.  Each Party further warrants that all filings it makes under any other applicable Antitrust Laws will be, as of the date filed, true and accurate and in accordance with the requirements of such Antitrust Laws.  Each of Parent and Buyer shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation.  Each Party shall (A) promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Entity. Subject to applicable law, each Party shall permit the other party to review in advance any proposed written communication to any of the foregoing, and consider in good faith comments by the other Party prior to submission of such written communication; (B) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat; and (C) furnish outside counsel for both Parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between a Party (its Affiliates, and its respective representatives) on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement. Buyer shall have the right to direct all matters with any Governmental Entity relating to the transactions provided that, to the extent practicable, Buyer shall consult with Parent and consider in good faith the views of Parent.  Buyer shall be responsible for all of the filing fees related to this transaction under any applicable Antitrust Law, regardless of who may be responsible for such fees under any applicable law.

(c)                                  Neither Buyer nor Parent shall, nor shall either permit their respective Affiliates which are controlled by Mallinckrodt plc to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets (except in each case pursuant to any agreement in effect on the date hereof), if the entering into of a definitive agreement relating to or the consummation of such transaction, would reasonably be expected to materially increase the risk of not obtaining the applicable consent, clearance, approval, authorization or waiver under the HSR Act with respect to the transactions contemplated by this Agreement.  In addition, Buyer shall defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the consummation of the transactions contemplated by this Agreement.

4.2                               Replacement of Guarantees and Letters of Credit.  Unless otherwise agreed to in writing by Parent, Buyer shall use commercially reasonable efforts to arrange, prior to the Closing, to the extent necessary to allow for the transfer to Buyer or its designated Affiliate of the Acquired Assets and Assumed Liabilities, for replacement arrangements, guarantees and letters of comfort, reasonably satisfactory to Parent with respect to letters of credit and other borrowings or obligations of the Businesses which are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by Parent or any of its Affiliates (other than the Acquired Companies or Business Subsidiaries) as of the Closing Date.

4.3                               Operation of Business.  Except (a) as expressly required or contemplated by this Agreement, (b) as required by applicable law, (c) as expressly required or contemplated by those agreements listed on Schedule 2.13(a), (d) as otherwise explicitly described on Schedule 4.3, or (e) with Buyer’s prior written consent (which, in the case of the following clause (ii), shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the Closing or earlier termination of this Agreement, (i) Parent shall, and shall cause each Acquired Company and Business Subsidiary to, use commercially reasonable efforts to continue Parent’s and the Acquired Companies’ and Business Subsidiaries’ conduct of each of the Businesses in the ordinary course and (ii) Parent shall not, and shall not permit any Acquired Company or Business Subsidiary to, take any action that, if taken prior to the date of this Agreement, would be required to be disclosed in the Disclosure Schedule pursuant to paragraphs (a) through (t) of Section 2.7; provided, however, that, (A) notwithstanding anything to the contrary in this Agreement, Parent and each Acquired Company and Business Subsidiary shall be permitted to (1) accept capital contributions and loans from Parent or any of its Affiliates so long as any such loans and obligations to which any Acquired Company or Business Subsidiary are subject or a party to are terminated prior to Closing and (2) use any and all cash and cash equivalents to pay dividends or make distributions, repay loans or other payments to Parent or any of its Affiliates or any third party and (B) nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the operations of any of the Businesses or any Acquired Company or Business Subsidiary prior to the Closing.

4.4                               Access.  Subject to compliance with applicable laws and regulations, and contractual obligations of Parent and each Acquired Company and Business Subsidiary regarding proprietary information of third parties, Parent shall, and shall cause each Acquired Company and Business Subsidiary to, permit the representatives of Buyer reasonably agreed upon by the Parties to (at reasonable times, on reasonable prior written notice and in a manner reasonably contemplated not to interfere with the normal business operations of the Businesses) have access to (i) the financial and accounting records, contracts, and other records and documents, of or pertaining to the Businesses that are not subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), for reasonable business purposes, and (ii) the plants (including, without limitation, the manufacturing, packaging and warehousing facilities) used in connection with the production, distribution and marketing of the Products, to the extent plants are controlled by Parent or its controlled Affiliates (and Parent shall use reasonable best efforts to provide such representatives of Buyer reasonable access to the plants (including, without limitation, the manufacturing, packaging and warehousing facilities) used in connection with the production, distribution and marketing of the Products, to the extent controlled by a third-party other than Parent or its controlled Affiliates).  Buyer acknowledges that it remains bound by the confidentiality agreement, dated January 26, 2015, previously entered into between Mallinckrodt LLC and Parent (the “Confidentiality Agreement”).  Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement, except with the prior written consent of Parent or as contemplated by Section 9.4.

4.5                               Elimination of Intercompany Items.  Effective as of the Closing, all payables, receivables, liabilities and other obligations between any Acquired Company or Business Subsidiary, on the one hand, and Parent and any of its subsidiaries (other than any Acquired Companies and Business Subsidiaries) or another Acquired Company or Business Subsidiary, on the other hand, shall be eliminated.

4.6                               Transition Services Agreement.  During the period prior to the Closing or earlier termination of this Agreement in accordance with Article VII, the Parties shall negotiate in good faith the definitive schedules to a transaction services agreement, which agreement shall be in the form of Exhibit H and shall address supply transition services on terms mutually satisfactory to the Parties (the “Transition Services Agreement”).  For the avoidance of doubt, the failure to execute the Transition Services Agreement, in and of itself, shall not constitute a breach of this Section 4.6 or otherwise constitute a failure or non-satisfaction of any condition to the Closing.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1                               Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a)                                 (i) the representations and warranties of Parent set forth in this Agreement (other than the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4(a), 2.5, 2.10(a), 2.10(b) and 2.23 (collectively, the “Specified Parent Representations”) and the representations and warranties set forth in the first sentence of Section 2.7) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (without regard to any materiality or Business Material Adverse Effect qualifications contained therein), except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date (subject to the following sub-clauses (B) and (C) of this clause (i)), (B) for changes expressly contemplated or permitted by the terms of this Agreement and (C) where the failure to be true and correct would not reasonably be expected to result in a Business Material Adverse Effect, and (ii) the Specified Parent Representations and the representations and warranties set forth in the first sentence of Section 2.7 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date (subject to the following sub-clause (B) of this clause (ii)) and (B) for changes expressly contemplated or permitted by the terms of this Agreement;

(b)                                 Parent shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c)                                  Parent shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.1 is satisfied;

(d)                                 no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement;

(e)                                  all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(f)                                   since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect; and

(g)                                  Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.3(b).

5.2                               Conditions to Obligations of Parent.  The obligation of Parent to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Parent) of the following conditions:

(a)                                 (i) the representations and warranties of Buyer set forth in this Agreement other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 3.4 and Section 3.7 (collectively, the “Specified Buyer Representations”) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date (subject to the following sub-clauses (B) and (C) of this clause (i)), (B) for changes expressly contemplated or permitted by the terms of this Agreement and (C) where the failure to be true and correct would not reasonably be expected to result in a Buyer Material Adverse Effect, and (ii) the Specified Buyer Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date (subject to the following sub-clause (B) of this clause (ii)) and (B) for changes expressly contemplated or permitted by the terms of this Agreement;

(b)                                 Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c)                                  Buyer shall have delivered to Parent a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.2 is satisfied;

(d)                                 no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement;

(e)                                  all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated; and

(f)                                   Parent shall have received all of the items required to be delivered to it pursuant to Section 1.3(b).

ARTICLE VI
INDEMNIFICATION

6.1                               Indemnification by Parent.  Subject to the terms and conditions of this ARTICLE VI and ARTICLE VIII, from and after the Closing, Parent shall indemnify Buyer and its Affiliates and their respective officers, directors and employees (the “Buyer Indemnified Parties”) in respect of, and hold the Buyer Indemnified Parties harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fee and expenses) (collectively, “Damages”) incurred or suffered by any Buyer Indemnified Parties:

(a)                                 to the extent resulting from any (i) breach of any representation or warranty of Parent contained in ARTICLE II or the certificate of Parent delivered at the Closing pursuant to Section 5.1(c), or (ii) breach of any covenant or agreement of Parent contained in this Agreement; or

(b)                                 to the extent constituting or related to any Excluded Liabilities;

(c)                                  to the extent constituting Indebtedness of any Acquired Company or Business Subsidiary or related to any of the Businesses incurred prior to the Closing, except to the extent taken into account in the determination of the Final Closing Adjustment Amount;

(d)                                 resulting from any Third-Party Claim (including any claim by a Governmental Entity) to the extent arising out of or relating to acts or omissions of Parent or its Affiliates in respect of the Businesses or the Acquired Assets prior to Closing; and

(e)                                  resulting from the matters described on Schedule 6.1.

6.2                               Indemnification by Buyer.  Subject to the terms and conditions of this ARTICLE VI, from and after the Closing, Buyer shall indemnify Parent and its Affiliates (other than any Acquired Company or Business Subsidiary) and their respective officers, directors and employees (the “Parent Indemnified Parties”) in respect of, and hold the Parent Indemnified Parties harmless against, any and all Damages incurred or suffered by any Parent Indemnified Parties:

(a)                                 to the extent resulting from any (i) breach of any representation or warranty of Buyer contained in ARTICLE III or the certificate of Buyer delivered at the Closing pursuant to Section 5.2(c), or (ii) breach of any covenant or agreement of Buyer contained in this Agreement;

(b)                                 to the extent resulting from the conduct of the Businesses or operations of the Businesses or ownership, operation or use of the Acquired Assets solely from and after the Closing (except to the extent Parent is required to indemnify the Buyer Indemnified Parties pursuant to Section 6.1);

(c)                                  to the extent constituting or related to any Assumed Liabilities (except for any acts or omissions to act for which Parent is required to indemnify the Buyer Indemnified Parties pursuant to Section 6.1); or

(d)                                 to the extent resulting from or constituting any obligations of Parent or its Affiliates (other than the Acquired Companies or Business Subsidiaries) under any letters of credit and other obligations or borrowings of the Acquired Companies or Business Subsidiaries or the Businesses that are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by Parent or any of its Affiliates (other than any of the Acquired Companies or Business Subsidiaries) as of the Closing Date, to the extent Buyer becomes subject to such obligation in the manner contemplated by Section 4.2.

6.3                               Claims for Indemnification.

(a)                                 Third-Party Claims.  Subject to ARTICLE VIII, all claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim (a “Third-Party Claim”) against an Indemnified Party shall be made in accordance with the following procedures.  A Party entitled to indemnification under this ARTICLE VI (an “Indemnified Party”) shall give prompt written notice to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third-Party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party.  Such written notice shall contain (i) a reasonable description and the amount of any Damages incurred by the Indemnified Party (if and to the extent known), (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE VI and an explanation in reasonable detail of the basis therefor, and (iii) a demand for payment in the amount of such Damages (if and to the extent known).  Within 45 days after delivery of such notification, the Indemnifying Party may, at its own expense, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party, upon written notice thereof to the Indemnified Party.  If the Indemnifying Party does not so respond to the Indemnified Party within 45 days after delivery of such notification by the Indemnified Party, the Indemnified Party shall be entitled to control such defense, provided that the Indemnifying Party’s indemnification obligations hereunder shall continue in accordance with (and subject to) the terms of this Agreement, including the right of the Indemnifying Party to dispute any such indemnification obligation.  The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party.  The Indemnifying Party will be entitled to settle, compromise or discharge such claim without the consent of the Indemnified Party only to the extent such settlement, compromise or discharge (i) obligates the Indemnifying Party to pay the full amount of the liability in connection with such claim, (ii) does not involve any admission of liability by the Indemnified Party, (iii) constitutes a complete release of the Indemnified Party from all liability with respect to such claim; and (iv) will not result in the Indemnified Party becoming subject to material injunctive or other equitable relief.

(b)                                 Procedure for Other Claims.  An Indemnified Party wishing to assert a claim for indemnification under this ARTICLE VI which is not subject to Section 6.3(a) shall deliver to the Indemnifying Party a written notice which contains (i) a reasonably detailed description and the amount of any Damages (to the extent then known, or a reasonable estimate thereof), incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE VI and a detailed explanation of the basis therefor, and (iii) a demand for payment of such Damages.  The Indemnifying Party shall have sixty (60) days after receipt of such notice to notify the Indemnified Party whether or not it disputes its obligations to indemnify the Indemnified Party with respect to such notice.  If such dispute is not resolved within sixty (60) days following the delivery by the Indemnified Party of such notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.16.

(c)                                  Tax Audits.  Notwithstanding anything herein to the contrary, Parent shall not settle or resolve (or cause to be settled or resolved)  any proposed Tax adjustment that relates to a Tax period or portion thereof ending on or prior to the Closing Date if such settlement or resolution could result in a Tax in a period (or portion thereof) beginning on the day after the Closing Date without Buyer’s prior written consent which, shall not be unreasonably withheld, conditioned or delayed.

6.4                               Survival.

(a)                                 The representations and warranties of Parent and Buyer set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 5.1(c) and 5.2(c) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 18 months following the Closing Date, at which time they shall expire.  Notwithstanding the foregoing, (i) the Specified Parent Representations and the Specified Buyer Representations shall survive the Closing and the consummation of the transactions contemplated hereby until the sixth anniversary of the Closing Date, at which time they shall expire, (ii) the representations and warranties of Parent contained in Section 2.9 shall expire upon expiration of the applicable statute of limitations and (iii) the representations and warranties of Parent contained in Section 2.12 shall expire on the third (3rd) anniversary of the Closing Date.

(b)                                 The covenants or other agreements contained in this Agreement shall survive the Closing Date until the date that is sixty (60) days after the period of performance specified therein or if no period of performance is specified, until sixty (60) days past the end of any applicable statute of limitations governing such claim, without giving effect to any tolling or extension of any statute of limitations that may occur due solely to any actions or omissions to act by the Indemnified Party.

(c)                                  Any claim for indemnity pursuant to Sections 6.1(b) through 6.1(e) or Sections 6.2(b) through 6.2(d) shall survive until sixty (60) days past the end of any applicable statute of limitations governing such claim, in each case, without giving effect to any tolling or extension of any statute of limitations that may occur due solely to any actions or omissions to act by the Indemnified Party.

(d)                                 No Party shall have any liability or obligation with respect to a claim for indemnification asserted under Section 6.1 or Section 6.2 unless such claim is properly asserted in writing pursuant to Section 6.3 prior to the expiration of the applicable survival period set forth above in this Section 6.4.  Any valid claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration of the survival period for any such claim as set forth above in this Section 6.4 shall survive until such claim is finally resolved and satisfied solely for purposes of the resolution thereof.

(e)                                  It is the express intent of the Parties that, if the applicable survival period for a representation and warranty as contemplated by this Section 6.4 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The Parties further acknowledge that the time periods set forth in this Section 6.4 for the assertion of claims under this Agreement are the result of arms’-length negotiation between the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

6.5          Limitations.

(a)           Except as otherwise provided in Section 1.4 and except in cases of willful misconduct, intentional misrepresentation and fraud, from and after the Closing, the remedies of the Indemnified Parties under this ARTICLE VI, ARTICLE VIII and the other remedies expressly set forth in this Agreement shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of representation or warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement.  Without limiting the generality of the foregoing, in no event shall Buyer or its successors or permitted assigns, absent manifest fraud be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply to claims for indemnification pursuant to this Agreement:

(i)            The aggregate liability of Parent for all Damages under Section 6.1(a)(i) (other than claims for breaches of Specified Parent Representations, breaches of the representations in Section 2.9, breaches of the representations in Section 2.12 or in the event of willful misconduct, intentional misrepresentation or fraud) and Section 6.1(d) shall not exceed an amount equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000).  The aggregate liability of Parent for all Damages under Section 6.1(a)(i) (including for breaches of the representations in Section 2.12 but other than claims for breaches of Specified Parent Representations, breaches of the representations in Section 2.9 or in the event of willful misconduct, intentional misrepresentation or fraud) and Section 6.1(d) shall not exceed an amount equal to Eighteen Million Five Hundred Thousand Dollars ($18,500,000).  The aggregate liability of Parent for all other Damages under Section 6.1 (including for breaches of Specified Parent Representations and breaches of the representations in Section 2.9) or in the event of willful misconduct, intentional misrepresentation or fraud shall not be limited by, and shall not count against, the caps set forth in the preceding sentences of this Section 6.5(b)(i);

(ii)           Parent shall be liable under Section 6.1(a)(i) (other than claims for breaches of Specified Parent Representations, breaches of the representations in Section 2.9 or in the event of willful misconduct, intentional misrepresentation or fraud) and/or Section 6.1(d) for only that portion of aggregate indemnifiable Damages hereunder that exceeds Six Hundred Twenty-Five Thousand Dollars ($625,000) (it being understood that Parent shall not be liable, in any event, for the first Six Hundred Twenty-Five Thousand Dollars ($625,000) of said Damages); and

(iii)          The amount of any Damages for which indemnification is provided under this Agreement shall be calculated net of any accruals, reserves or provisions reflected and to the extent provided for in the Final Closing Statement relating thereto.

(c)           In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Agreement that are (i) special or punitive or (ii) consequential or in the nature of lost profits or diminutions in value, except to the extent that such Damages are either (x) required to be paid in connection with a Third-Party Claim or (y) with respect to Damages described in clause (ii) of this Section 6.5(c) and indemnifiable pursuant to Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d) or 6.1(e), are reasonably foreseeable.

(d)           The amount of any Damages for which indemnification is provided under this Agreement shall be reduced by any related recoveries which the Indemnified Party receives under insurance policies or from third parties; provided that nothing herein shall be interpreted as requiring any party to file claims or otherwise seek recovery under any insurance policies that may provide coverage with respect to such claims.  If an Indemnified Party (or an Affiliate) receives any insurance or other third-party payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 Business Days of receiving such insurance or other third-party payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Agreement with respect to such claim plus the amount of the insurance or other third-party payment received, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Agreement.

(e)           In no event shall Parent be liable for any Damages arising from or relating to any act, omission or transaction carried out at the request of Buyer.

(f)            In no event shall any Parent Indemnified Party be entitled to indemnification for any matter to the extent a Buyer Indemnified Party is entitled to indemnification for such matter under this Agreement.

6.6          Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price for tax purposes to the extent permitted by law.

ARTICLE VII
TERMINATION

7.1          Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing as provided below:

(a)           the Parties may terminate this Agreement by mutual written consent;

(b)           Buyer may terminate this Agreement by giving written notice to Parent if any of the conditions precedent under Section 5.1 hereof have become incapable of fulfillment;

(c)           Parent may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 5.2 hereof have become incapable of fulfillment;

(d)           Buyer or Parent may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before June 30, 2016 (the “Outside Date”) by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof;

(e)           Buyer may terminate this Agreement by giving written notice to Parent in the event that there shall have occurred since the date of this Agreement a Business Material Adverse Effect; and

(f)            Buyer or Parent may terminate this Agreement by giving written notice to the other within ten (10) business days of receipt of a final, non-appealable order issued by any Governmental Entity of competent jurisdiction located in the United States preventing, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

provided, however, that neither Party may terminate this Agreement pursuant to clauses (b) through (f) if the basis for termination results from a material breach by such Party of any of its agreements or covenants contained in this Agreement.

7.2          Effect of Termination.

(a)           Except as set forth in Section 7.2(b), if this Agreement is terminated pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party, provided that neither Party shall be relieved of any liability for any willful and material breach by such Party of any of its covenants or other agreements prior to such termination.

(b)           Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement shall survive the termination of this Agreement for any reason.

ARTICLE VIII
TAX MATTERS

8.1          Preparation and Filing of Tax Returns; Payment of Taxes.

(a)           Parent shall be responsible for the preparation and filing of all Tax Returns for Parent for all periods and for all income Tax Returns of, or that include, the Acquired Companies or Business Subsidiaries for all taxable periods that end on or before the Closing Date.  To the extent such Tax Returns relate to the Acquired Companies or Business Subsidiaries, they shall be prepared on a basis consistent with the last previous similar Tax Return, unless otherwise required by law.  Parent shall make or cause to be made all payments required with respect to any such Tax Returns unless such Tax was included as a current liability of the Businesses in the Final Closing Adjustment Amount and taken into account in determining the Purchase Price in which case, such Tax shall be the responsibility of Buyer.  Buyer shall be responsible for the preparation and filing of all other Tax Returns relating to the Acquired Companies or Business Subsidiaries for all taxable periods that end on or before the Closing Date and are filed after the Closing Date.  Such Tax Returns shall be prepared on a basis consistent with the last previous similar Tax Return, unless otherwise required by law.  Buyer shall provide copies of such Tax Returns to Parent and shall consider in good faith any adjustments thereto as may be reasonably requested by Parent prior to filing.  Parent shall be liable for all payments required with respect to any such Tax Returns, unless such Tax was included as a current liability of the Businesses in the Final Closing Adjustment Amount and taken into account in determining the Purchase Price.  Parent shall provide to Buyer copies of all income Tax Returns of, or that include, the Acquired Companies or Business Subsidiaries for all taxable periods that end on or before the Closing Date that are filed after the Closing Date, provided that in the case of any Tax Return filed on a consolidated, combined or unitary basis with Parent or any Parent Affiliate, only the portion of the Tax Return relating to the Acquired Companies or the Business Subsidiaries and any applicable “tax packages” containing the information relating to the Acquired Companies and Business Subsidiaries that was included on such Tax Return shall be provided to Buyer.

(b)           Buyer shall be responsible for the preparation and filing of all Tax Returns for the Businesses and the Acquired Companies or Business Subsidiaries for taxable periods that begin on or before the Closing Date and end after the Closing Date (“Straddle Period”) which Tax Returns shall be prepared on a basis consistent with the last previous similar Tax Returns, unless otherwise required by law.  Any Straddle Period Tax Return relating to income Taxes prepared by Buyer shall be delivered to Parent at least 20 days prior to the applicable filing due date, and Buyer shall make any adjustments thereto relating solely to the portion of the Straddle Period ending on the Closing Date as may be reasonably requested by Parent prior to filing, to the extent such adjustments are consistent with prior similar Tax Returns and are not contrary to law.  Buyer shall be liable for all payments required with respect to any such Tax Returns; provided, however, that Parent shall reimburse Buyer within 10 days of the receipt of notification from Buyer of the amount of such Taxes attributable to the portion of the Straddle Period ending on the Closing Date (as determined pursuant to Section 8.2(b)), unless such Tax was included as a current liability of the Businesses in the Final Closing Adjustment Amount and taken into account in determining the Purchase Price.

(c)           Buyer and Parent shall each be responsible for one-half (1/2) of the payment of any transfer, sales, use, excise, stamp, conveyance, value added, recording, registration, documentary, filing and other fees and charges (including notary fees) (“Transfer Tax”) arising in connection with the consummation of the transactions contemplated by this Agreement.  Parent will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Buyer will join in the execution of any such Tax Returns and other documentation.  The parties shall jointly determine the proper application of transfer Taxes and similar requirements to the various components of the transactions contemplated under this Agreement, including with respect to establishing values or consideration amounts of individual Acquired Assets consistent with Section 1.2(a)(iii) hereof.

(d)           Buyer shall be responsible for the payment of any and all Taxes of the Acquired Companies or Business Subsidiaries not incurred in the ordinary course of business after the Closing on the Closing Date to the extent that such Taxes are not specifically contemplated by this Agreement.

8.2          Allocation of Certain Taxes.

(a)           Buyer and Parent agree that if Parent or any Acquired Company or Business Subsidiary is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and Parent shall treat such day as the last day of a taxable period.

(b)           The portion of any Taxes for a Straddle Period allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (A) are based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 8.1(c), the amount which would be payable if the taxable year ended on the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.  For purposes of the provisions of Sections 8.1(b) and 8.4, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).  For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 8.2(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

8.3          Tax Indemnification.

(a)           Parent shall indemnify and hold harmless Buyer in respect of and against (x) Damages resulting from any failure to perform any covenant or agreement of Parent set forth in this ARTICLE VIII, and (y) without duplication, the following Taxes to the extent such Taxes are not accounted for in determining the Final Closing Adjustment Amount:

(i)            any Taxes of the Acquired Companies or Business Subsidiaries for any taxable period as a result of the transactions contemplated by this Agreement and for any taxable period ending (or deemed to end pursuant to Section 8.2(b)) on or before the Closing Date;

(ii)           any Taxes of Parent, except to the extent allocated to Buyer pursuant to Section 8.1(c); and

(iii)          any Taxes for which any Acquired Company or Business Subsidiary has any liability pursuant to Treasury Regulation Section 1.1502-6, as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is related to the operations of any Acquired Company or Business Subsidiary on or prior to the Closing Date or an event or transaction occurring before the Closing.

(b)           Buyer shall indemnify and hold harmless Parent in respect of and against any Damages resulting from failure to perform any covenant or agreement of Buyer set forth in this ARTICLE VIII or to pay any Taxes allocated to Buyer pursuant to this ARTICLE VIII.

(c)           Notwithstanding anything herein to the contrary, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Agreement for any Damages resulting from, or relating or attributable to Taxes incurred in any period or portion of a period that begins after the Closing Date (computed in the case of Straddle Periods, as provided in Section 8.2) other than as a result of the breach of the representations contained in Section 2.9(i), (j) or (l).

8.4          Refunds and Carrybacks.

(a)           Parent shall be entitled to any Tax refunds (including any interest paid thereon) or credits of Taxes of each Acquired Company or Business Subsidiary or of Parent with respect to the Businesses that were not accounted for as an asset in determining the Final Closing Adjustment Amount, in each case, attributable to taxable periods ending (or deemed to end pursuant to Section 8.2(b)) on or before the Closing Date.

(b)           Buyer or its Affiliates, as the case may be, shall be entitled to any Tax refunds (including any interest paid thereon) or credits of Taxes attributable to taxable periods beginning (or deemed pursuant to Section 8.2(b) to begin) after the Closing Date.

(c)           Buyer shall forward to or reimburse Parent for any Tax refunds (including any interest paid thereon) or credits due to Parent pursuant to Section 8.4(a) after receipt thereof, and Parent shall promptly forward to Buyer or reimburse Buyer for any Tax refunds (including any interest paid thereon) or credits due Buyer pursuant to Section 8.4(b) after receipt thereof.

(d)           Buyer and Parent agree that, with respect to any Tax, none of the Acquired Companies or Business Subsidiaries shall carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date to any taxable period ending on or before the Closing Date, without the prior consent of Parent, which shall not be unreasonably withheld.

8.5          Cooperation on Tax Matters; Tax Audits.

(a)           Buyer and Parent and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which any such Party could reasonably require the assistance of the other Party in obtaining any necessary information.  Such cooperation shall include furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Businesses illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession reasonably requested by the Party filing such Tax Returns as is relevant to their preparation.  Such cooperation and information also shall include provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable Governmental Entity responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Businesses, and providing copies of all relevant Tax Returns to the extent related to the Businesses, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess.  Buyer and Parent and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b)           Any audit or examination by any Taxing Authority (“Tax Audit”) shall be treated as a third party claim subject to the provisions of Section 6.3(a).

(c)           Parent shall make an election under Treasury Regulation Section 1.1502-36(d)(6)(i)(A) to reduce Parent’s basis in Tenaxis stock by the “attribute reduction amount,” as defined in Treasury Regulation Section 1.1502-36(d)(3), so as to avoid a reduction to Tenaxis’ Tax “attributes” (as described in Treasury Regulation Section 1.1502-36(d)(4)), provided that for purposes of this Section 8.5(c), any “attribute reduction amount” shall be computed by assuming that Tenaxis’ “net inside attribute amount” as defined in Treasury Regulation Section 1.1502-36(d)(3)(iii)(B) does not exceed $23,500,000.

8.6          Termination of Tax Sharing Agreements.  All Tax sharing, Tax indemnity and Tax allocation agreements or similar arrangements with respect to or involving the Businesses shall be terminated on or prior to the Closing Date and, after the Closing Date, Buyer and its Affiliates (including any Acquired Company or Business Subsidiary) shall not be bound thereby or have any liability thereunder for amounts due.

8.7          Scope of Article VIII.  Any claim by either Party relating to a breach by the other Party of its obligations under this ARTICLE VIII shall be pursued in accordance with the procedures for indemnification claims set forth in Section 6.3.  Notwithstanding the foregoing or any other term or condition of this ARTICLE VIII, (a) claims for a breach of an obligation under this ARTICLE VIII may be made by a Party at any time prior to the 60th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (b) to the extent there is any inconsistency between the terms of ARTICLE VI and this ARTICLE VIII with respect to the allocation of responsibility between Parent and Buyer for Taxes (and the procedures with respect thereto), the provisions of this ARTICLE VIII shall govern.  The Parties agree that any audit or other proceeding with or against any Taxing Authority relating to the covenant contained in Section 8.5(c) or that potentially affects the amount of any reduction in the basis of Parent for its shares of Tenaxis stock as a result of the election referenced in that covenant shall be considered to be a Third-Party Claim to which the provisions of Section 6.3(a) apply.

8.8          Elections Pursuant to Section 338 of the Code.  Buyer shall not elect, pursuant to Section 338 of the Code, for the sale of any Acquired Company or Business Subsidiary by Parent to be treated for United States federal income tax purposes as a sale by the Acquired Company or Business Subsidiary of its assets.

ARTICLE IX
OTHER AGREEMENTS

9.1          Access to Information; Record Retention; Cooperation.

(a)           Access to Information.  Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession of (or readily accessible to) such Party or its Affiliates, relating to the Businesses prior to the Closing, insofar as such access is reasonably required by the other Party.  Information may be requested under this Section 9.1(a) for financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Statement, resolving any differences between the Parties with respect to the Closing Statement, preparing and filing any Tax Returns, prosecuting any claim for refunds, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, environmental matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b)           Access to Personnel.  Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Businesses prior to the Closing or for any other matter referred to in Section 9.1(a).

(c)           Reimbursement.  A Party providing Information or personnel to another Party under Section 9.1(a) or Section 9.1(b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d)           Retention of Records.  Except as otherwise required by law or agreed to in writing by the Parties, Buyer and Parent shall each (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Businesses prior to the Closing until December 31, 2022.  Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

(e)           Preparation of Parent Financial Statements.  Following the Closing, Buyer shall use commercially reasonable efforts to provide to Parent and its subsidiaries (and its and their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors) any information reasonably requested and relating to the Businesses reasonably required by Parent in (i) preparing, and evaluating and resolving disputes arising out of, the Closing Statement and (ii) connection with Parent preparing financial statements of Parent and its subsidiaries for all fiscal periods that precede or include the Closing Date.

(f)            Confidentiality.  For a period of five (5) years after the Closing Date, each of Buyer and Parent (a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in confidence (using the same degree of care as the Receiving Party would use to protect its own confidential information, but in no event less than a reasonable degree of care) all Information concerning the other Party furnished to it by the other Party (the “Disclosing Party”) or the other Party’s Affiliates or representatives at any time prior to Closing or pursuant to this Section 9.1 (except to the extent that the Receiving Party can demonstrate that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 9.1, (ii) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) was or is independently developed by the Receiving Party without utilizing any Information or violating any of the Receiving Party’s obligations under this Agreement), and the Receiving Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.1(f).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.  The Parties agree that irreparable damage may occur in the event any provision of this Section 9.1(f) were not performed in accordance with its terms and that the Disclosing Party will be entitled to seek injunctive relief, as applicable, in addition to any other remedy at law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.  In the event of any conflict between the terms of this Section 9.1(f) and any confidentiality, non-disclosure or similar agreement entered into between the Parties or their Affiliates prior to the date hereof, the terms of this Section 9.1(f) shall control.

9.2          Director and Officer Indemnification.  Buyer shall not take or cause, or permit to be taken or caused by any person, any action to alter or impair any exculpatory or indemnification provisions, now existing in the charter or bylaws or other organizational documents of any Acquired Company or Business Subsidiary, for the benefit of any individual who served as a director or officer of any Acquired Company or Business Subsidiary at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

9.3          Retained Marks.  From and after the Closing, except in accordance with the license to Retained Marks granted to Buyer in Section 1.1(f)(iii), neither Buyer nor any Acquired Company or Business Subsidiary shall have any right to use any Retained Mark and Buyer shall (and shall cause each of its Affiliates (including the Acquired Companies and the Business Subsidiaries) to) cease all use of each Retained Mark and not hold itself out as having any affiliations with Parent or any of its Affiliates.  Without limitation of the foregoing, other than in accordance with the license to Retained Marks granted to Buyer in Section 1.1(f)(iii), from and after the Closing, Buyer shall, and shall cause each of its Affiliates to, specify in all correspondence, communications or other dissemination of information regarding the Businesses or any Acquired Company or Business Subsidiary made by Buyer or any of its Affiliates that the Businesses, the Acquired Companies and Business Subsidiaries and their respective Affiliates are not affiliated with Parent.  “Retained Marks” means all business names, trade names, trademarks, trade dress and domain names of Parent or any Affiliate of Parent (other than an Acquired Company or Business Subsidiary), any derivative thereof, or any word that is similar in sound or appearance to any of the foregoing or is otherwise confusingly similar thereto and, for the avoidance of doubt, shall include all business names trade names, trademarks and domain names consisting of, or that include, the name “MEDICINES COMPANY” or “MEDCO”; provided, however, that the Retained Marks shall not include the business names, trade names, trademarks and domain names that are included in the Acquired Assets or that are owned by any Acquired Company or Business Subsidiary or any trade names, trademarks, service marks, or trade dress primarily or solely associated with any of the Product or any one or more of the

Acquired Companies or Business Subsidiaries.

9.4          Certain Employee Benefits Matters.

(a)           Pre-Closing Conduct; Other Liabilities.  Neither Parent nor any Acquired Company or Business Subsidiary shall terminate the employment of any employee of Parent named on Schedule 9.4(a) or any employee employed by an Acquired Company or a Business Subsidiary set forth on Schedule 9.4(a) (such employees of Parent, the Acquired Companies and the Business Subsidiaries collectively, “Business Employees”) prior to the Closing without the prior written consent of Buyer other than Termination for Cause.  Parent shall retain all Parent Benefit Plans and all liabilities with respect thereto, and Buyer shall not assume any Parent Benefit Plans or liabilities in connection therewith.  Except as otherwise provided in Section 9.4(h), Buyer or the Acquired Companies or Business Subsidiaries shall be responsible for any severance amounts to which any New Buyer Employee becomes entitled on account of a termination of employment after the Closing Date, and Parent shall be responsible for any severance amounts to which any Business Employee becomes entitled on account of a termination of employment on or before the Closing Date.  For the avoidance of doubt, Parent shall retain any and all liability with respect to any individual employment, retention, severance, change in control or similar agreements for persons employed at Parent who become New Buyer Employees.

(b)           Offer of Employment; Continuation of Employment.  The Parties hereto intend that there shall be continuity of employment with respect to all Business Employees.  Buyer shall offer new or confirm continuing employment commencing on the first day after the Closing Date to all Business Employees, including those on vacation, military leave, leave of absence (whether paid or unpaid), disability or layoff, on the terms set forth in Section 9.4(c).  Buyer shall be provided reasonable access to Business Employees prior to the Closing Date solely for the purpose of encouraging Business Employees to accept offers of employment or, as applicable, to maintain their continuing employment through the Closing Date, and Parent shall grant Buyer reasonable access to the Business Employees to facilitate enrollment in Buyer benefit plans, with such access in each case to be on terms, timing, and conditions agreed to by Parent.  The term “New Buyer Employees” shall mean the Business Employees who commence working with Buyer or an Acquired Company or Business Subsidiary on the first day after the Closing Date or continue to work with an Acquired Company or Business Subsidiary on the first day after the Closing Date.  With respect to any Business Employee whose employment will terminate in connection with the transactions contemplated by this Agreement, Parent shall pay, or cause to be paid, to such Business Employee the cash value of any vacation time or other paid time off that such Business Employee has accrued but not used as of the date of such Business Employee’s termination of employment.  Section 9.4 shall apply to Business Employees employed outside the United States to the extent practicable, provided that Buyer shall in any event comply with applicable law and any Acquired Company agreements covering such employees.

(c)           Compensation; Employee Benefits; Severance Plans. Except as otherwise provided in this Section 9.4 or as otherwise required by applicable law, the Business Employees shall cease to participate in or accrue further benefits under the Parent Benefit Plans immediately prior to the Closing.  Beginning on the first day after the Closing Date, Buyer shall, for the period ending twelve (12) months after the Closing Date, provide each New Buyer Employee with (i) a base salary and bonus opportunity that is no less in the aggregate than each such New Buyer Employee was eligible to receive from Parent or any of its Affiliates (including any Acquired Company or Business Subsidiary) immediately prior to the Closing and (ii) employee benefit plans, agreements, programs, policies and arrangements of Buyer (“Buyer Plans”) that are materially no less favorable in the aggregate than such Buyer Plans under which applicable similarly situated employees of Buyer participate.  Notwithstanding anything to the contrary in this Agreement, beginning on the first day after the Closing Date, Buyer shall, for the period ending twelve (12) months after the Closing Date, maintain (or cause its subsidiaries to maintain) a severance pay plan, program or practice for the benefit of each New Buyer Employee that is similar to the plan, program or practice in effect immediately prior to the Closing Date with respect to applicable similarly situated employees of Buyer.  All Buyer Plans, vacation or paid time off accrual rates, and Buyer severance pay plans, programs or practices shall recognize all credited service of New Buyer Employees with Parent and its subsidiaries for purposes of eligibility and vesting and level of benefits to the same extent such service was recognized under similar plans maintained by Parent or its subsidiaries immediately prior to the Closing Date, except that the foregoing shall not apply with respect to any accrual of benefits or otherwise to the calculation of any accrued benefits under any defined benefit plan.  Nothing in this Agreement shall be construed to provide for Buyer’s express or implied assumption of any collective bargaining or works council agreement or other labor contract of any kind relating to the representation of any employees of Parent or its subsidiaries, including but not limited to the Acquired Companies or Business Subsidiaries, by any union or labor organization.

(d)           Welfare Plans.  With respect to any Buyer Plan that is a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall (i) cause to be waived any pre-existing condition limitations or actively-at-work requirements and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, with respect to the plan year of Buyer’s plans that includes the Closing Date, to amounts paid by New Buyer Employees with respect to similar plans maintained by Parent or its subsidiaries for New Buyer Employees immediately prior to the Closing Date.

(e)           Paid Time Off.  Buyer shall permit each New Buyer Employee to accrue paid time off pursuant to the terms of Buyer’s policies providing for paid time off that apply to employees of Buyer who are similarly situated to such New Buyer Employee immediately after the Closing Date.

(f)            WARN Act, Etc.  Buyer agrees to provide any required notice under any WARN Laws and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff’ (as defined in WARN Laws) or similar event affecting employees and occurring or arising after the Closing Date.  Buyer shall indemnify and hold harmless Parent and its subsidiaries with respect to any liability under any WARN Laws or other similar applicable law arising from the actions (or inactions) of Buyer or its Affiliates after the Closing Date.  Parent shall indemnify and hold harmless Buyer with respect to any liability under any WARN Laws arising from the actions (or inactions) of Parent or its subsidiaries on or before the Closing Date.

(g)           COBRA.  Parent shall retain and otherwise be responsible for all obligations and liability (including, without limitation, with respect to any notice, benefits and coverage obligations and liabilities) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any other similar applicable law (together, “COBRA Liabilities”) with respect to current and former employees of the Businesses and their spouses, dependents and beneficiaries, who have a loss of health care coverage due to a qualifying event on or before the Closing Date.  Buyer shall assume or the Acquired Companies or Business Subsidiaries shall retain all COBRA Liabilities with respect to New Buyer Employees and their spouses, dependents and beneficiaries, who have a loss of health care coverage due to a qualifying event after the Closing Date.

(h)           Treatment of Certain Employees.  Schedule 9.4(h) sets forth the agreement of the Parties with respect to certain employees.

(i)            Limitations.  Nothing contained herein shall (i) be treated as an amendment or modification of any employee benefit plan or compensatory arrangement, (ii) give any current or former employee or any other individual associated therewith or any Employee Benefit Plan or trustee thereof or any other third party any right to enforce the provisions of this Section 9.4, (iii) modify, if applicable, the at-will nature of any employee’s employment; or (iv) obligate Parent, Buyer or the Acquired Companies or Business Subsidiaries to (A) maintain any particular benefit plan or compensatory arrangement, (B) refrain from amending or terminating any particular Employee Benefit Plan or compensatory arrangement, (C) retain the employment of any particular employee, or (D) refrain from changing the terms and conditions of employment.

9.5          Resignations.  Effective upon the Closing, Parent shall cause all of its own employees, directors and attorneys and all of its subsidiaries’ (other than the Acquired Companies and Business Subsidiaries) employees, directors and attorneys to resign from the board of directors of the Acquired Companies and Business Subsidiaries and from all positions as executive officers of the Acquired Companies and Business Subsidiaries.

9.6          Tenaxis Purchase Agreement and ProFibrix Purchase Agreement.  Effective upon the Closing, Buyer shall comply with all obligations and liabilities of Parent or any of its Affiliates under (i) the Tenaxis Purchase Agreement (it being understood that Buyer shall, in accordance with Section 6.3(b) thereof, pay any remaining Contingent Consideration (as defined therein)), and (ii) the ProFibrix Purchase Agreement.

9.7          Covenant Not to Compete.

(a)           For the period ending on the third (3rd) anniversary of the Closing Date and anywhere in the world, neither Parent nor any other Restricted Party, directly or indirectly,

shall engage in any Competitive Activities.  Notwithstanding the foregoing, Buyer hereby agrees that the covenant set forth in the immediately preceding sentence shall not be deemed to prohibit any of the following: (i) any Restricted Party from providing services to the Buyer or its Affiliates (or otherwise performing such Restricted Party’s obligations) under the terms of this Agreement or any agreement delivered in connection herewith or otherwise taking actions in connection with the winding up of the Businesses, (ii) the ownership or acquisition by any Restricted Party of any firm, person or entity which engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than twenty percent (20%) of such person’s consolidated annual revenues in any given calendar year, (iii) any Restricted Party engaging in any business (other than the Businesses) in which any Restricted Parties are currently engaged, whether or not any one or more products or services associated with such business activities might be deemed to be competitive in some manner with the Competitive Activities, (iv) the acquisition by any Restricted Party of rights to any product (whether by purchase, license or otherwise) that may be used for Competitive Activities, as long as either such product is not so employed or is a product that falls within the exception set forth in clause (ii) of this sentence as if any such product was an acquired entity or person for purposes of such clause (ii), or (v) the acquisition or ownership by any Restricted Party of securities of a Person whose securities are publicly traded on a recognized securities exchange or quotation system representing not in excess of five percent (5%) of any class of such securities.  In the event that any Restricted Party acquires any firm, person or entity which is engaged in Competitive Activities in excess of the threshold permitted by clause (ii) of the immediately preceding sentence, the acquisition and ownership of such a firm, person or entity shall not violate this Section 9.7 so long as such Restricted Party makes commercially reasonable efforts to divest any portion of that firm, person or entity that is involved in such Competitive Activities within twelve (12) months after such acquisition.  For the avoidance of doubt, this Section 9.7(a) shall not bind any purchaser of all or substantially all of Parent’s capital stock or assets.

(b)           Without limiting the remedies available, the Parties agree that damages at law would be an insufficient remedy in the event of breach of this Section 9.7 by Parent or its Affiliates and that Buyer shall be entitled to seek injunctive relief or other equitable remedies in the event of any such breach without the necessity of posting a bond or other form of financial assurance.

(c)           If any of the provisions of this Section 9.7 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision shall be ineffective to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of this Section 9.7 in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision or of this Section 9.7.

9.8          Consents.

(a)           During the period prior to the Closing, Parent shall, and shall cause its Affiliates to, subject to the terms of this Agreement, use reasonable best efforts (a) to obtain all consents under the contracts identified on Schedule 9.8(a) that are required to be obtained from third parties in connection with the transactions contemplated by this Agreement (the “Specified Consents”) and (b) (i) to obtain the consent of any third party required for the assignment or transfer of the rights and obligations under the contracts identified on Schedule 9.8(b) (solely to the extent such rights and obligations are related to the Businesses) (the “Shared Consents”).  During such period, Buyer shall provide all reasonable assistance to Parent in obtaining such consents.  For the avoidance of doubt, the failure to obtain any Specified Consent or Shared Consents or Arrangements, in and of itself, shall not constitute a breach of this Section 9.8 or constitute a Business Material Adverse Effect.

(b)           If any Specified Consent or Shared Consent is not obtained prior to the Closing, then during the period until such consent is obtained not to exceed one (1) year after the Closing, Parent shall use reasonable best efforts to cooperate with Buyer to obtain such Specified Consent or Shared Consent and Parent and Buyer shall cooperate in all reasonable respects, in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (A) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits thereof and (B) Buyer would assume any and all related economic burden with respect to such Shared Contract, to the extent related to the Businesses (collectively, the consents and arrangements described in clause (a) and this clause (b), the “Shared Consents or Arrangements”).

(c)           Notwithstanding the foregoing, neither Party nor any of its respective Affiliates shall have any obligation to (1) pay sums of money or provide any guarantee or other consideration, or agree to any undertaking, in connection with obtaining the consents or approvals referred to in this Section 9.8 or otherwise agree to any action that would adversely affect either Party, or its or its Affiliates’ businesses or operations, or any right or obligation of such Party or any of its Affiliates under any contract related to such Specified Consent or Shared Consents or Arrangements; (2) waive or discharge any liabilities or obligations owing to either Party or its Affiliates by any counterparty under any such contract; (3) waive any rights of either Party or its Affiliates under any such contracts; or (4) amend, modify, supplement or otherwise change in any material respect (including any change that adversely affects pricing) the terms of any such contract.

(d)           Parent shall reimburse Buyer for any reasonable out-of-pocket costs and expenses, subject to Buyer providing reasonable supporting documentation for such costs and expenses to Parent, incurred in connection with obtaining the Specified Consents and Shared Consents up to a maximum aggregate amount equal to [**] Dollars ($[**]).

ARTICLE X
POST-CLOSING COMMERCIALIZATION AND REGULATORY COVENANTS

10.1        Commercialization Effort.  From and after the Closing, Buyer will use commercially reasonable efforts to market, sell and promote the Products; [**].    For purposes of the immediately preceding sentence, “commercially reasonable efforts” shall mean those efforts that a branded dosage pharmaceutical business would reasonably employ to market, sell and promote any similar branded dosage pharmaceutical product taking into account all relevant circumstances, including (with respect to any Product and without limitation) [**].  As part of its commercially reasonable efforts to market, sell and promote the Products, Buyer does not represent, warrant or covenant to Parent that [**].

10.2        Net Sales Reporting.  Within thirty (30) days of the end of each Calendar Quarter, Buyer shall provide to Parent a statement (the “Net Sales Statement”), showing in reasonably specific detail for such Calendar Quarter and for the period comprising such Calendar Quarter and the three (3) consecutive Calendar Quarters immediately preceding such Calendar Quarter (i) the amount of Net Sales for each Product, (ii) taking into account all appropriate deductions, an itemized calculation of Net Sales for each Product and (iii) the amount of the milestone payments due to Parent pursuant to Section 1.2(a)(i), if any.  Upon Parent’s reasonable request, Buyer shall provide to Parent back-up information used to prepare such Net Sales Statement.  Buyer shall keep such records (and shall require its Affiliates, licensees, sublicensees, assignees and other transferees to keep such records) as shall be reasonably necessary to support the calculations of Net Sales as set forth in each Net Sales Statement.  Such records shall be available for inspection and audit by Parent or its respective authorized representatives, at reasonable times and on reasonable advance notice, for a period of three (3) years after Parent’s receipt of any Net Sales Statement to which such records relate.  Each Net Sales Statement and all records of Buyer, its Affiliates, licensees, sublicensees, assignees and other transferees subject to inspection pursuant to this Section 10.2 shall be deemed to be the Confidential Information of Buyer subject to the confidentiality obligations of Section 9.1(f).  If, as a result of any such audit or inspection, Parent reasonably concludes that Buyer has underreported the Net Sales for any audited period, Parent shall inform Buyer of the Net Sales for such audited period as calculated by Parent in a written notice setting forth Parent’s calculation of such Net Sales in reasonable detail.  Unless and to the extent Buyer reasonably disputes Parent’s calculation of Net Sales set forth in such notice, Net Sales for such audited period shall be deemed to be the amount set forth in such notice and if, based upon such calculation, any amounts are due to Parent in accordance with Section 1.2(a)(i), Buyer will pay such amounts to Parent within ten (10) Business Days of its receipt of such notice from Parent.  In the event Buyer disputes Parent’s calculation of Net Sales as set forth in such notice within thirty (30) days after receipt of such notice, Buyer will so notify Parent in writing within such thirty (30) day period and the Parties will attempt thereafter to resolve such dispute amicably and, if they cannot do so, they will submit the dispute for resolution to an independent third party accounting firm jointly selected by the Parties (the “Independent Arbiter”).  The decision of the Independent Arbiter as to the amount of Net Sales for such audited period shall be final.  Parent shall pay the cost of any such inspection and audit (including, if applicable, the fees and expenses of any Independent Arbiter), unless the results of such inspection demonstrate any underreporting of Net Sales of two percent (2%) or more with respect to the period in dispute, in which event Buyer shall bear the cost of such inspection and audit and the fees and expenses of any Independent Arbiter.

10.3        Technology Transfer. Parent, with the cooperation of Buyer, will effect an orderly transfer to Buyer or its designated Affiliate, as soon as possible following the Closing, of the Know-How included in the Acquired Assets and of the Licensed Product Technology, if any, that, in each case, is not in the possession of any of the Acquired Companies or Business

Subsidiaries at the Closing (the “Transferred Technology”) as soon as practicable following the Closing.  Parent will provide all reasonable cooperation and assistance requested by Buyer in connection with such transfer, including such assistance as may be reasonably requested by Buyer to enable Buyer (or its Affiliate or any one or more designated third party manufacturer, as applicable) to manufacture the Products in accordance with the current applicable Regulatory Approvals at the facility or facilities designated by Buyer.  Such assistance shall include providing all reasonably requested documentation of the Transferred Technology constituting material support, performance advice, shop practice, standard operating procedures, specifications as to materials to be used and control methods, in each case that is reasonably necessary or useful to enable Buyer (or its Affiliate or any one or more designated third party manufacturer, as applicable) to manufacture the Products in accordance with the current applicable Regulatory Approvals.  In addition, Parent shall cause all appropriate employees and representatives of Parent and its Affiliates to meet with employees or representatives of Buyer (or its Affiliate or any one or more designated third party manufacturer, as applicable) at the applicable manufacturing facility or facilities at mutually convenient times to assist with the establishment and use of the applicable Transferred Technology for the manufacture of the Products in accordance with the current applicable Regulatory Approvals and with the training of the personnel of Buyer (or its Affiliate or any one or more designated third party manufacturer, as applicable) to the extent reasonably necessary or useful to enable Buyer (or its Affiliate or any one or more designated third party manufacturer, as applicable) to use and practice the Transferred Technology for the manufacture of the Products in accordance with the current applicable Regulatory Approvals.  Buyer will bear its own costs incurred by it and its Affiliates in connection with its activities undertaken under this Section 10.3.  The services of Parent performed pursuant to this Section 10.3 shall constitute a Service (as defined in the Transition Services Agreement) and Buyer shall pay to Parent a Service Fee determined in accordance with Section 2.5 thereof, on the terms set forth in the Transition Services Agreement; provided, that no Service Fee shall be payable with respect to any Services (as defined in the Transition Services Agreement) provided by employees of ProFibrix to the extent Buyer is responsible for the salary and benefits of such employees pursuant to Schedule 9.4(h).  The Parties acknowledge and agree that it is in their mutual best interests to effectively complete the transfer of the Transferred Technology promptly and shall use their respective reasonable best efforts to complete such transfer as quickly as is reasonably practicable and, in any event, Parent’s obligations under this Section 10.3 shall terminate six months after the Closing Date.

10.4        Acquired Books and Records.  To the extent not provided to Buyer prior to the Closing and not in the possession of any of the Acquired Companies or Business Subsidiaries at the Closing, Parent shall deliver or otherwise make available to Buyer (in such manner as Parent and Buyer shall reasonably agree) all Acquired Books and Records promptly following the Closing.

10.5        Transfer of Regulatory Approvals.  Parent will provide all reasonable cooperation and assistance requested by Buyer in connection with the transfer of the Regulatory Approvals included in the Acquired Assets to Buyer (or to an Affiliate of Buyer, as Buyer shall instruct) and Buyer’s preparation of all filings required to be filed with the applicable Regulatory Authority in order to transfer the necessary approvals and marketing authorizations for the manufacture and sale of the Recothrom Products by Buyer (or its Affiliate or any one or more designated third party manufacturer, as applicable) in the jurisdictions in which Regulatory Approvals have been granted.  Without limiting the foregoing, (i) with respect to all such Regulatory Approvals of the FDA, (A) Parent shall file all documents required pursuant to 21 C.F.R. part 314.72 and (B) to the extent not provided prior to the Closing, Parent shall provide to Buyer a complete copy of such Regulatory Approvals, including supplements and records that are required to be kept under 21 C.F.R. part 314.81, (ii) with respect to all such Regulatory Approvals of Regulatory Authorities in jurisdictions outside the United States, Parent shall file all required notifications of the transfer of the Regulatory Approvals with the applicable Regulatory Authorities and (iii) Parent shall take all other actions required to be taken by Parent, as the current owner of the Regulatory Approvals, that are necessary to effect such transfer within the five (5) day period after the Closing.  Prior to the transfer of the Regulatory Approvals to Buyer, Parent shall remain responsible, at Buyer’s sole expense, for all regulatory responsibilities related to the Regulatory Approvals as holder of such Regulatory Approvals.  From and after the Closing, all decisions regarding the manufacture or validation of the Recothrom Products and the conduct of regulatory activities with respect to the Recothrom Products shall be made by Buyer in its sole and absolute discretion, and all such regulatory activities shall be at its sole cost.  Parent’s NDC Numbers.  Buyer covenants and agrees that following the Closing Date (if permitted by law), Buyer shall (if not already applied for) use commercially reasonable efforts to establish a new NDC for each Recothrom Product sold under an NDC of Parent (each a “Parent NDC Number”) as soon as possible after the Closing and Parent covenants and agrees to provide commercially reasonable assistance toward such efforts as Buyer may reasonably request.  Buyer will be permitted to sell Recothrom Product using Parent’s NDC (i) for any Recothrom Product inventory that Buyer acquires from Parent that bears Parent’s NDC until the date such inventory is exhausted and (ii) for Recothrom Product manufactured after the Closing, but only to prevent a stock-out or shortage of Recothrom Product for sales of such Recothrom Product occurring during the twelve (12) month period immediately following the Closing; provided, however, that Buyer shall use commercially reasonable efforts to exhaust Recothrom Product inventory that Buyer acquires from Parent prior to using Parent’s NDC on Recothrom Product manufactured after the Closing.  Promptly upon receipt by Buyer of a Buyer NDC Number for a Product, Buyer shall file any necessary documentation to establish Buyer as the party responsible for all reporting obligations to a Governmental Entity with respect to such Recothrom Product.

10.6        Trade Returns, Medicaid Rebates, Chargebacks.

(a)           Parent shall be responsible for processing returns of all Recothrom Products submitted for return prior to the Return Changeover Date and shall be responsible for all costs associated therewith.  From and after the Return Changeover Date, Buyer shall process all returns of Recothrom Products that are made in compliance with Buyer’s returned goods policy, irrespective of the NDC or seller of such returned Recothrom Product and, except as provided below, shall be responsible for all costs associated therewith.  To the extent that a return is made to Parent after the Return Changeover Date, if such return relates to a Recothrom Product sold by Parent, then Parent shall refer any such Recothrom Product return to Buyer for processing, regardless of whether or not such return relates to Recothrom Products sold by Parent prior to the Return Changeover Date.  If any amount paid or credited by Buyer in respect of any return it processes is an Excluded Liability, Parent will reimburse Buyer for such amount upon receipt of an invoice accompanied by all reasonable requested supporting documentation.

(b)           Buyer will be responsible for processing and paying any and all Payment Claims for Recothrom Products bearing a Buyer NDC Number.  With respect to any Recothrom Products bearing a Parent NDC Number, the following shall apply:

(i)            From and after the Transition Date until the Rebate/Chargeback Termination Date (or, with respect to any Government Reimbursements and Rebates, for such longer period as may be required by applicable law (including, for the avoidance of doubt, any Healthcare Law or law of any Regulatory Authority), Parent shall process all Payment Claims for any Recothrom Product bearing Parent’s NDC Number in accordance with the terms of the applicable contract or applicable law, as the case may be, and shall make all payments required in connection therewith.  From and after the Rebate/Chargeback Termination Date (or, if later, from and after the date Parent is no longer obligated to do so, with respect to any Government Reimbursements and Rebates), Buyer shall process all Payment Claims for any Recothrom Product bearing Parent’s NDC Number in accordance with the terms of the applicable contract or applicable law, and shall make all payments required in connection therewith.

(ii)           Parent shall be financially responsible for all Payment Claims that, as applicable, are directed to (1) Recothrom Product bearing Parent’s NDC Number sold by a wholesaler or distributor to an end purchaser customer prior to the Rebate/Chargeback Termination Date (based on the date reflected on the invoice date in the applicable Payment Claims data or report), (2) Recothrom Product bearing Parent’s NDC Number dispensed by a pharmacy or other entity prior to the Rebate/Chargeback Termination Date (based on the date reflected on the applicable Payment Claims data or report), or (3) utilization of any Recothrom Product bearing Parent’s NDC Number occurring prior to the Rebate/Chargeback Termination Date (based on any applicable Payment Claims data or report of any applicable Governmental Entity).  Buyer shall be financially responsible for all Payment Claims that, as applicable, are directed to (1) Recothrom Product bearing Parent’s NDC Number sold by a wholesaler or distributor to an end purchaser customer on or after the Rebate/Chargeback Termination Date (based on the date reflected on the invoice date in the applicable Payment Claims data or report), (2) Recothrom Product bearing Parent’s NDC Number dispensed by a pharmacy or other entity on or after the Rebate/Chargeback Termination Date (based on the date reflected on the applicable Payment Claims data or report), or (3) utilization of any Recothrom Product bearing Parent’s NDC Number on or after the Rebate/Chargeback Termination Date (based on any applicable Payment Claims data or report of any applicable Governmental Entity).

(iii)          To the extent Parent is required to and does process and pay any Payment Claims for which Buyer is financially responsible, as provided above, Buyer will reimburse Parent for such Payment Claims upon receipt of an invoice accompanied by all reasonably requested supporting documentation.  To the extent Buyer is required to and does process and pay any Payment Claims for which Parent is financially responsible, as provided above, Parent will reimburse Buyer for such Payment Claims upon receipt of an invoice accompanied by all reasonably requested supporting documentation to the extent such Payment Claims exceed the amount of all reserves therefor reflected on the Final Closing Statement.  For invoices for Payment Claims that include periods for which both Parties are financially responsible, the financial responsibility for such Payment Claim will be split pro rata based on the number of days in the period and the Party who did not pay such Payment Claim shall reimburse the Party who did pay such Payment Claim upon receipt of an invoice accompanied by all reasonably requested supporting documentation.

(c)           Promptly following the Closing, Buyer and Parent shall coordinate and use commercially reasonable efforts to: (i) (x) add the Recothrom Products to Buyer’s contracts with its wholesalers, government buyers, group purchasing organizations and similar customers and (y) add the Recothrom Products to Buyer’s FSS Program, in each case, to coincide, where possible, with removal of the Recothrom Products from Parent’s Contracts with such customer or programs,  as the case may be, and to cause such additions to occur as close to the Transition Date as possible and (ii) enable Buyer to process Payment Claims for any Recothrom Product bearing Parent’s NDC Number associated with purchases by the PHS 340B Program covered entities after the Transition Date.

(d)           In the event that any pricing change made by Buyer after the Closing Date has the effect of increasing any chargeback or similar liability or payment obligation owed by Parent to any third party with respect to sales by or on behalf of Parent before the Rebate/Chargeback Termination Date to an amount greater than the amount such chargeback or similar liability or payment obligation would have been in the absence of such pricing change, Buyer shall reimburse Parent for such increase in liability or payment obligation incurred by Parent.

(e)           Notwithstanding anything to the contrary herein, all of Parent’s obligations under this Section 10.6 shall expire on the second (2nd) anniversary of the Closing Date.

10.7        Adverse Experience Reports.  Parent, the Acquired Companies or the Business Subsidiaries, as the case may be, shall continue to be responsible for adverse experience reporting to all applicable Regulatory Authorities until the Closing and, prior to the Closing, shall provide Buyer with copies of all adverse experience reports contemporaneously with submittal to the FDA or any other Regulatory Authority.  On and after the Closing and, with respect to the Recothrom Products, the subsequent transfer of the Regulatory Approvals (as provided in Section 10.5), Buyer shall be responsible for adverse experience reporting to the FDA and any other Regulatory Authority in respect of the Products.  Parent shall at all times until the second (2nd) anniversary of the Closing Date provide to Buyer all adverse drug experience information and customer complaints brought to the attention of Parent in respect of the Products manufactured by or for Parent or any of the Acquired Companies or Business Subsidiaries, as well as any material events and matters concerning or affecting safety of the

Products manufactured by or for Parent or any of the Acquired Companies or Business Subsidiaries.  At and after the Closing until the second (2nd) anniversary of the Closing, Parent shall promptly cooperate with Buyer’s reasonable requests regarding adverse experience information in respect of the Products to ensure that all adverse experience data is transferred to Buyer or its designated Affiliate.  After the Closing until the second (2nd) anniversary of the Closing, Parent will submit to Buyer all adverse drug experience information and customer complaints brought to the attention of Parent in respect of any of the Products, as well as any material events and matters concerning or affecting safety of any of the Products.  After the Closing until the second (2nd) anniversary of the Closing, any new adverse experience reports or information, customer complaints, or any follow-up adverse experience reports or information received by Parent relating to any Product will be forwarded to Buyer, together with any source documents, within five (5) calendar days after receipt by Parent.  Unless notified otherwise in writing by Buyer, Parent shall forward such reports to such address as Buyer may specify by written notice to Parent.

10.8        Information and Reporting.

(a)           Until the end of the last full calendar month immediately preceding the Transition Date, Parent will remain responsible for reporting pricing for Recothrom Products that are determined by Parent to be a “covered outpatient drug” as defined by 42 U.S.C. § 1396r-8(k)(3) sold prior to the Transition Date that bear Parent’s NDC Numbers in the Drug Data Reporting for Medicaid system of the Centers for Medicare and Medicaid Services.  The Parties will reasonably cooperate with respect to transition of such reporting obligations to Buyer and, prior to and after the Transition Date, Parent shall provide Buyer any information reasonably requested by Buyer related to Parent’s NDC Number to enable Buyer to comply with its reporting and pricing obligations under applicable law.  Without limiting the forgoing, with respect to the Parties’ reporting responsibilities in respect of Recothrom Products bearing Parent’s NDC Numbers, the Parties agree to cooperate and use commercially reasonable efforts to provide on a timely basis all pricing information requested by each Party that the reporting Party is required to report under any applicable law and to otherwise cooperate and provide any other documentation as each Party may reasonably request from time to time to assist in the matters described in this ARTICLE X, as well as to provide any other cooperation and documentation required by such Party to meet its reporting obligations with respect to Products to Regulatory Authorities.  Without limiting the generality of the foregoing, (i) within ten (10) days following the end of the month during which the Closing occurs, each Party shall provide to the other Party, in a customary format reasonably agreed upon, all such data or other information regarding sales, timing and pricing for the Recothrom Products as is necessary or as a Party may reasonably request to enable such Party to accurately calculate, for appropriate periods, an “average manufacturer price” or “best price” for Recothrom Products, as applicable and (ii) with respect to any such information to be provided pursuant to this Section 10.8 for periods following the Closing, such information shall be provided within twenty (20) days after the end of the applicable calendar month or quarter.  Without limiting the foregoing, any and all pricing information furnished by either Party that will be relied upon by the other Party to meet its reporting obligations with respect to Products to Regulatory Authorities pursuant to this subsection shall be certified in the same format provided to such Regulatory Authority, or in a format otherwise mutually agreed upon by the Parties.  Buyer shall use commercially reasonable efforts to establish its own NDC numbers with respect to the Recothrom Products as soon as practicable (and in any event within sixty (60) days) after the Closing Date.

(b)           Any delays, errors, or omissions in data provided or required to be provided by Buyer to Parent pursuant to this Section 10.8 that result in fines, penalties, interest or other charges to Parent shall be the sole responsibility of Buyer and Buyer shall reimburse Parent for any such payments.  Any delays, errors, or omissions in data provided or required to be provided by Parent to Buyer pursuant to this Section 10.8 that result in fines, penalties, interest or any other charges to Buyer shall be the sole responsibility of Parent and Parent shall reimburse Buyer for any such payments.  All such reimbursements shall be made within thirty (30) days after written request by the Party to be reimbursed, attaching all documentation necessary to support such amounts.

10.9        Order Transition.   Promptly after the Closing but in no event more than three (3) Business Days thereafter, Buyer and Parent, in substantially the form of notification attached hereto as Exhibit J, shall jointly notify all wholesale distributors, customers who purchase Recothrom Product directly from Parent or its Affiliates (other than any Acquired Company or Business Subsidiary), customers who are a party to a written contract with Parent or its Affiliates related to the purchase of Recothrom Product that is not an Acquired Asset and all other third parties engaged by Parent and Buyer or its Affiliates in the acquisition and distribution of Product (i) of the transfer of the Acquired Assets and Assumed Liabilities to Buyer and (ii) that all purchase orders for Recothrom Products received by Parent prior to the Closing but not shipped prior to 11:59 p.m. (EST) on the date of the Closing will be transferred to Buyer or its designated Affiliate (provided, that, to the extent that any purchase order cannot be so transferred, Parent and Buyer shall cooperate with each other to ensure that such purchase order is filled and that Buyer receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred) and (iii) that all purchase orders for Recothrom Product received after the date of Closing should be sent to Buyer at such address as Buyer may specify in a written notice to Parent.

ARTICLE XI
MISCELLANEOUS

11.1        Press Releases and Announcements.  Neither Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall have the right to review and comment upon such press release or announcement prior to its publication and all such comments submitted by one Party to the other shall be carefully considered).

11.2        No Third Party Beneficiaries.  Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of ARTICLE VI, ARTICLE VIII and Section 9.2 are intended for the benefit of the persons specified therein and their respective legal representatives, successors and assigns.

11.3        Action to be Taken by Affiliates.  The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.  Prior to and as of the Closing, each of the Acquired Companies and Business Subsidiaries will be deemed, for purposes of this Agreement, to be both an Affiliate and a subsidiary of Parent and not of Buyer.  Following the Closing, each of the Acquired Companies and Business Subsidiaries will be deemed, for purposes of this Agreement, to be both an Affiliate and a subsidiary of Buyer and not of Parent.

11.4        Entire Agreement.  This Agreement (including the Exhibits, Schedules and Disclosure Schedule, the Confidentiality Agreement, the other documents and instruments referred to herein and any agreements that may be entered into in connection herewith) constitutes the entire agreement between the Parties and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement.  The Exhibits, Schedules and Disclosure Schedule are incorporated herein by reference and made a part hereof.  The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall terminate in its entirety effective upon the Closing.

11.5        Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; except that without such consent, Buyer may assign this Agreement to any Affiliate or to any purchaser of or the successor to any business of Buyer to which this Agreement principally relates, provided that Buyer shall remain primarily liable for its obligations under this Agreement notwithstanding any such assignment.

11.6        Counterparts and Signature.  This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party, it being understood that each Party need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

11.7        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8        Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one (1) Business Day after it is sent by (a) a reputable courier service guaranteeing delivery within one (1) Business Day or (b) facsimile, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the facsimile transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to Buyer: Mallinckrodt plc 675 McDonnell Blvd. Hazelwood, Missouri 63042 Facsimile: (314) 654-3440 Attention: Gary Phillips

Copies to:

Mallinckrodt plc

675 McDonnell Blvd.

Hazelwood, Missouri 63042

Facsimile: (314) 654-9126

Attention: General Counsel

and

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri  63102

Facsimile: (314) 552-8797

Attention: Stephanie M. Hosler

If to Parent: The Medicines Company 8 Sylvan Way Parsippany, New Jersey 07054 Facsimile: (862) 207-6094 Attention: Chief Financial Officer

Copies to:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Facsimile: (862) 207-6062

Attention: General Counsel

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA  02109

Facsimile:  (617) 526-5000

Attention:  Joseph B. Conahan, Esq.

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.9        Amendments and Waivers.  Authorized representatives of the Parties may mutually amend or waive any provision of this Agreement at any time.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by authorized representatives of each of the Parties.

11.10      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, unless the invalid or unenforceable term or provision is of such importance to one or both Parties that it would be reasonable to presume that such Party or Parties would not receive the benefit of its bargain if such term or provision is absent.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed unless, even after such deletion, replacement or other modification such Party or Parties would not receive the benefit of its bargain if such term or provision is so deleted, replaced or otherwise modified.

11.11      Expenses.  Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.12      Foreign Exchange Conversions.  If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including the calculation, payment or reimbursement of Damages under ARTICLE VI hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the Party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of ARTICLE VI hereof, would have first become obligated to do so but for the operation of Section 6.5(b) hereof); provided, however, that nothing in this

Section 11.12 shall be deemed to require either Party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a Party to violate, applicable law or GAAP.

11.13      Bulk Transfer Laws.  Buyer acknowledges that Parent will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and Buyer agrees that it shall not make or permit to be made any filings under or with respect to any such laws in any jurisdiction.

11.14      Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.

11.15      Governing Law.  Subject to the provisions of certain Exhibits hereto regarding the application of local law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

11.16      Submission to Jurisdiction; Process Agent.

(a)           Subject to the provisions of certain Exhibits hereto regarding the submission of actions and proceedings arising out of or relating to such Exhibits to courts of local jurisdictions, each Party (a) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if unavailable on jurisdictional grounds, any state court sitting in the City of New York, New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.8.  Nothing in this Section 11.16, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

(b)           Buyer hereby agrees that service of all writs, process and summonses in any actions or proceedings arising out of this Agreement may be made upon CT Corporation (the “Process Agent”) and hereby irrevocably appoints the Process Agent as its true and lawful agent for the service of process in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give to Buyer any notice of such service of such writs, process or summonses shall not impair or affect the validity of such service or of any judgment based thereon.  Buyer agrees to maintain at all times the agent aforesaid in the State of New York, and to give Parent advance written notice of any change of such Process Agent.  Nothing in this Section 11.16(b) shall be deemed in any way to limit the ability of Parent to serve any such writs, process or summonses in any other manner permitted by law or to obtain jurisdiction over Buyer in such other jurisdictions, and in such manner, as my be permitted by applicable law.

11.17      Waiver of Jury Trial.  To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

11.18      Construction; Certain Definitions.

(a)           Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” or “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a law, contract or agreement mean such law, contract or agreement as amended or otherwise modified from time to time; (vii) references to a person are also to its successors and permitted assigns; (viii) references to an “ARTICLE”, “Section”, “Exhibit” or “Schedule” refer to an ARTICLE or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a law mean and include any federal, state, provincial, municipal, local, or foreign law, statute, ordinance, order, determination, judgment, common law, code, rule, official standard, rule or regulation, enacted, enforced, entered, promulgated, or issued by any Governmental Entity, as now or hereafter in effect; and (xi) references to “person” or “Person” shall be construed broadly and include any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(b)           As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

“Acquired Assets” shall have the meaning set forth in Section 1.1(b).

“Acquired Books and Records” means all books and records included in the Recothrom Assets or the Other Parent Assigned Assets.

“Acquired Companies” means Tenaxis and ProFibrix.

“Adjusted Purchase Price” shall have the meaning set forth in Section 1.2(a)(iii).

“Affiliate” shall have the meaning set forth in Section 1.5.

“Agreement” shall have the meaning set forth in the Preliminary Statement.

“Allocation Schedule” shall have the meaning set forth in Section 1.2(a)(iii).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Antitrust Laws” means the HSR Act and any applicable foreign or supra-national antitrust and competition laws.

“Assumed Liabilities” shall have the meaning set forth in Section 1.1(d).

“Assumption Agreement” shall have the meaning set forth in Section 1.1(d).

“Businesses” means, collectively or individually, as the context may reasonably require, the business of Parent presently being conducted utilizing the Recothrom Assets (“Recothrom Business”) and each of the businesses presently being conducted by the Acquired Companies (the “PreveLeak Business” and the “Raplixa Business”).

“Business Benefit Plans” shall have the meaning set forth in Section 2.16(a).

“Business Day” shall have the meaning set forth in Section 1.3(a).

“Business Employees” shall have the meaning set forth in Section 9.4(a).

“Business Material Adverse Effect” means any change, effect or circumstance that (i) has a material adverse effect on the business, financial condition or results of operations of the Businesses taken as a whole, or (ii) materially impairs the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance directly or indirectly resulting from or arising out of: (A) actions taken by the Parties in connection with this Agreement or at the request or with the consent of Buyer, or the failure to take any action prohibited by this Agreement; (B) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement, the identity of (or facts or circumstances related to) Buyer, or any communications or disclosure by or on behalf of either Party regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, licensors, licensees, partners, suppliers, vendors or employees; (C) changes in the Businesses’ industry or in markets generally; (D) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets; (E) changes in general legal, tax, regulatory, political or business conditions in any country or region or changes in accounting standards (or the interpretation thereof); (F) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (G) any failure by the Businesses to meet any projections, guidance, estimates, forecasts or milestones for or during any period (it being understood, however, that the factors giving rise to any such failure are not otherwise excluded by this clause (H) from the definition of “Business Material Adverse Effect”); (I) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in any country or region; (J) any change, development or state of facts relating to (1) the products or product candidates of any third party, including the entry into the market of products competitive with any Product, or (2) the results of, or any announcement or publication related to, any clinical trials or studies undertaken by any third party and any negative publicity or unfavorable media attention resulting therefrom; or (K) any Excluded Liability or the matters described on Schedule 6.1; provided further, however, that any change, effect or circumstance referred to in clauses (C) through (F) or (I) immediately above shall be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent that such change, effect or circumstance has a materially disproportionate effect on the Businesses as compared to other participants in the industries in which the Businesses are conducted.

“Business Subsidiaries” means the respective subsidiaries of Tenaxis and ProFibrix set forth on Schedule 11.18(b)-1.

“Buyer” shall have the meaning set forth in the Preliminary Statement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 6.1.

“Buyer Material Adverse Effect” shall have the meaning set forth in Section 3.3(b).

“Buyer Plans” shall have the meaning set forth in Section 9.4(c).

“Calendar Quarter” means any period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“CERCLA” means the Comprehensive, Environmental Response, Compensation and Liability Act.

“CERCLIS” means the Comprehensive, Environmental Response, Compensation and Liability Information System.

“Closing” shall have the meaning set forth in Section 1.3(a).

“Closing Adjustment Amount” shall have the meaning set forth in Section 1.4(a)(i).

“Closing Date” shall have the meaning set forth in Section 1.3(a).

“Closing Recothrom Inventory Value” shall mean the book value, determined in accordance with the Parent Accounting Principles, of all Recothrom Inventory as of the Closing Date.

“Closing Statement” shall have the meaning set forth in Section 1.4(a).

“Closing Working Capital Adjustment Amount” shall have the meaning set forth in Section 1.4(a)(ii).

“COBRA” shall have the meaning set forth in Section 9.4(g).

“COBRA Liabilities” shall have the meaning set forth in Section 9.4(g).

“Code” shall have the meaning set forth in Section 1.2(a)(iii).

“Company Plan” shall have the meaning set forth in Section 2.16(a).

“Competitive Activities” shall mean the development, manufacture, promotion or commercial sale of any hemostat product (a) containing recombinant thrombin as its principal active ingredient, or (b) containing fibrinogen and thrombin as its principal active ingredients, or (c) constituting a mechanical vascular and surgical sealant.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.4.

“Damages” shall have the meaning set forth in Section 6.1.

“Deferred Consent” shall have the meaning set forth in Section 1.5.

“Deferred Item” shall have the meaning set forth in Section 1.5.

“Designated Contracts” shall have the meaning set forth in Section 2.13(b).

“Designated Intellectual Property” shall have the meaning set forth in Section 2.12(a).

“Direct Cost” means the direct cost of direct labor and direct material used to provide any relevant assistance or service, and not any indirect charges or allocations of burden or overhead.

“Disclosing Party” shall have the meaning set forth in Section 9.1(f).

“Disclosure Schedule” shall have the meaning set forth in the lead-in to ARTICLE II.

“Dispute Notice” shall have the meaning set forth in Section 1.4(b).

“EMA” means the European Medicines Agency or any successor agency thereto.

“Employee Benefit Plan” shall have the meaning set forth in Section 2.16(a).

“Encumbrance” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

“Enforceability Exceptions” shall have the meaning set forth in Section 2.3.

“Environmental Laws” means all applicable federal, state, local and non-U.S. statutes or laws, judgments, directives, orders, regulations, licenses, Permits, rules, ordinances, and the common law relating to pollution or the protection of the environment, health, safety, or natural resources including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et. seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.) (“RCRA”), Safe Drinking Water Act (42 U.S.C. § 3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et. seq.), Clean Air Act (42 U.S.C. § 7401 et. seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et. seq.), the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., Chemical Facility Anti-Terrorism Standards, 6 C.F.R. Part 27, the Occupational Safety and Health Act, 29 U.S.C. §  651 et seq., and any applicable and similar, foreign, state and local laws, and any and all applicable regulations, orders, decisions, guidance and decrees promulgated pursuant to any of the above, as any of the foregoing are now or hereafter in effect.

“Environmental Permits” shall have the meaning set forth in Section 2.18(a).

“ERISA” shall have the meaning set forth in Section 2.16(a).

“ERISA Affiliate” shall have the meaning set forth in Section 2.16(a).

“Estimated Closing Adjustment Amount” shall have the meaning set forth in Section 1.2(a)(ii).

“European Union” means, collectively, the European Union as a legal entity and the countries that are officially recognized as member states of the European Union, in each case as of the date of this Agreement.

“Excluded Assets” shall have the meaning set forth in Section 1.1(c).

“Excluded Liabilities” shall have the meaning set forth in Section 1.1(e).

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

“Final Closing Adjustment Amount” shall have the meaning set forth in Section 1.4(b).

“Final Closing Statement” shall have the meaning set forth in Section 1.4(b).

“Financial Statements” shall have the meaning set forth in Section 2.6.

“Form of Closing Statement” shall have the meaning set forth in Section 1.4(b).

“FSS” means the Federal Supply Schedule administered by the United States Department of Veterans Affairs.

“FTC” means the United States Federal Trade Commission or any successor agency thereto.

“GAAP” shall have the meaning set forth in Section 1.4(a).

“Governmental Entity” shall have the meaning set forth in Section 2.4(b).

“Government Reimbursements and Rebates” means all Payment Claims in respect of any discounts, rebates, reimbursements or other payments required by any applicable law to be made under Medicaid, Medicare or other governmental medical assistance programs.

“Hazardous Materials” means any chemical, substance, material, controlled substance, object, condition, waste, living organisms or combination thereof which is listed or regulated by any Environmental Law, including but not limited to petroleum hydrocarbons and petroleum products, lead, asbestos, radon and polychlorinated biphenyls.

“Healthcare Laws” means any domestic law governing the quality, identify, strength, purity, safety, efficacy, research development, recordkeeping, testing, manufacturing, processing, packaging, labeling, commercialization, promotion, sale, storage, transportation, importation, exportation, marketing or distribution of pharmaceutical drugs, including the (1) FDCA; (2) United States Federal Medicare and Medicaid statutes and related state or local statutes; (3) healthcare fraud laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), Stark Law (42 U.S.C. §1395nn) and False Claims Act (31 U.S.C. §3729); (4) Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.), as amended by the Health Information Technology for Economic and Clinical Health Act; (5) the Patient Protection and Affordable Care Act, as amended); (6) the PhRMA Code on Interactions with Healthcare Professionals (7) all guidelines and program guidance issued by the Office of Inspector General for the U.S. Department of Health and Human Services; (8) the Physician Payments Sunshine Act; (9) civil monetary penalties laws (42 U.S.C. §1320a-7a); (10) Public Health Service Act (42 U.S.C. §256b); and (11) all rules, guidelines and regulations under such laws, all as now or hereafter may be in effect.  For the avoidance of doubt, Healthcare Laws include all FDA regulations for conducting non-clinical laboratory studies and FDA regulations governing good clinical practices and good manufacturing practices.  For the avoidance of doubt, Healthcare Laws do not include laws governing the quality, identify, strength, purity, safety, efficacy, research development, recordkeeping, testing, manufacturing, processing, packaging, labeling, commercialization, sale, storage, transportation, importation, exportation, marketing or distribution of goods in general (i.e., that are not specifically directed to pharmaceutical drugs).

“HIPAA” shall have the meaning set forth in Section 2.17(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IND” means an Investigational New Drug Application submitted with the FDA under 21 C.F.R. Part 312 or similar foreign application or submission in any country or group of countries for permission to conduct human clinical investigations.

“Indebtedness” means, without duplication (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to an Acquired Company or a Business Subsidiary or (solely with respect to the Businesses) Parent, which have been endorsed by such Person for collection in the ordinary course of business); (iv) guaranties securing indebtedness for borrowed money; (v) all interest, any premiums payable or any other costs or charges (including any prepayment penalties) on any instruments or obligations described in clauses (i) through (iv) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to or simultaneous with the Closing; (vi) any golden parachute or change in control payment or liability, severance and bonus obligations accrued and unpaid on or as of the Closing

Date, including any related Taxes imposed on the applicable employer or required to be withheld; (vii) any underfunded pension or post-retirement liabilities; and (viii) accrued and unpaid expenses on or as of the Closing Date payable to contract research organizations for Product studies completed by Parent prior to the Closing.

“Indemnified Party” shall have the meaning set forth in Section 6.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 6.3(a).

“Independent Arbiter” shall have the meaning set forth in Section 10.2.

“Information” shall have the meaning set forth in Section 9.1(a).

“Know-How” means, as to the Businesses and as to any given Product or Products, all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information.

“knowledge of Parent”, “Parent’s knowledge”, “known by Parent” and words or phrases of similar meaning mean the actual knowledge on the date hereof of the persons listed on Schedule 11.18(b)-2 after each such individual has made (or is deemed to have made) reasonable inquiry of his or her direct reports as to matters within their respective scope of responsibility and other persons that would reasonably be expected to have knowledge of the applicable matters.

“Leased Real Property” shall have the meaning set forth in Section 2.10(c).

“Leases” shall have the meaning set forth in Section 2.10(c).

“Licensed Product Technology” means the following owned by or to the extent licensed to Parent as of the Effective Date or the Closing that, in each case is not an Acquired Asset: all Know-How and other information that is necessary to manufacture the Products, that is used in the manufacture of the Products, or that is intended for use in the manufacture of the Products, in accordance with the current applicable Regulatory Approvals and as such Products are manufactured as of the Effective Date or the Closing or intended to be manufactured as of the Closing, including, but not limited to, (i) the manufacturing process approved in the applicable Regulatory Approvals, specifications and test methods, raw material, packaging, stability and other applicable specifications, manufacturing and packaging instructions, master formulas, validation reports to the extent available, stability data, analytical methods, records of complaints, annual product reviews to the extent available, and other master documents necessary for the manufacture, control and release of the Products, (ii) Regulatory Documentation and (iii) technological, scientific, chemical, biological, pharmacological, toxicological, regulatory and pre-clinical and clinical trial reports, records, materials and information related to the Products.

“Licensed Promotional Materials” means any advertising, marketing or promotional materials used in connection with any of the Products as of the Closing, including any website content, trade journal publications, or other content used to advertise, market or promote any of the Products, in each case that are not included in the Acquired Assets.

“Mallinckrodt Group” shall have the meaning set forth in the Preliminary Statement.

“Mallinckrodt Hospital Products” shall have the meaning set forth in the Preliminary Statement.

“Mallinckrodt Ireland” shall have the meaning set forth in the Preliminary Statement.

“Most Recent Balance Sheet” shall have the meaning set forth in Section 2.6.

“NDC” means a national drug code as issued by the FDA or, in a jurisdiction other than the United States, the applicable Regulatory Authority.

“NDC Numbers” means the NDC Number for each of the Recothrom Products, respectively.

“Net Sales” means the gross invoiced amount of Products sold by Buyer, its Affiliates, or any licensees, sublicensees or transferees to which Buyer or its Affiliates has granted a license under or sold any patents or pending patent applications included in the Acquired Assets or owned by any Acquired Company or Business Subsidiary as of the Closing for purposes of manufacturing or having manufactured Products for sale to third parties (each a “Selling Entity”) to unrelated third parties in bona fide arm’s length transactions, less the following deductions, in each case related specifically to the Products and actually allowed and taken by such third parties and not otherwise recovered by or reimbursed to the Selling Entity: (i) refunds, allowance or credits for recalls, breakage, rejected, or returned products, (ii) excise, use, value added, and sales taxes (other than income taxes) included in the invoiced amounts, (iii) tariffs, import/export duties, customs duties, and other imposts, (iv) normal and customary quantity, trade, and cash discounts, (v) normal and customary price reductions, chargebacks or rebates, retroactive or otherwise, (vi) the amount of any expired Product returns occurring during any period in which Net Sales are measured for purposes hereof not otherwise taken into account under item (i) above and (vii) freight, shipping and insurance charges specifically included in the invoices.  With respect to each Calendar Quarter for which Net Sales are calculated, there shall be included appropriate accruals for all of the items listed in clauses (i) through (vii) of the immediately preceding sentence, calculated according to GAAP, and adjustments to accruals as increases or decreases to net sales (as applicable) by the difference between actual paid amounts and accruals for all such items in the prior Calendar Quarter.  All of the foregoing and the recording of a sale of a Product is deemed to occur and shall be calculated in accordance with GAAP.  If a Product is sold in combination with any one or more other products that were not combined with the Product as of the Closing Date, and if such Product is also sold separately on a commercial basis, then the portion of Net Sales attributable to sales of such Product in such combination product sales shall be determined according to the ratio of (A) the invoiced amount at which the Product is sold separately to (B) the invoiced amount of any such combination of products sold in which the Product is included.  Solely for purposes of this definition and the provisions herein relating to the calculation of Net Sales and other provisions herein relating to the Milestone Payments, the term “Products” shall include any modifications, enhancements, and line extensions of any Products as they now exist.

“Net Sales Statement” shall have the meaning set forth in Section 10.2.

“Neutral Accountant” shall have the meaning set forth in Section 1.4(c).

“New Buyer Employees” shall have the meaning set forth in Section 9.4(b).

“Other Parent Assigned Assets” means all right, title and interest of Parent in the following, in each case to the extent not included in the Recothrom Assets:  (i) all copyrights that are related exclusively to the Products; (ii) all Know-How related exclusively to the Products; (iii) all agreements (including purchase orders) that are related exclusively to the Products; (iv) all books and records, including all laboratory books, batch records and stability studies, that (A) are prepared and maintained by or on behalf of Parent or any of its subsidiaries that are Regulatory Documentation or (B) relate exclusively to the Products and (v) all items of Designated Intellectual Property that Parent owns or that are identified as owned by Parent on Schedule 2.12(a).

“Outside Date” shall have the meaning set forth in Section 7.1(d).

“Parent” shall have the meaning set forth in the Preliminary Statement.

“Parent Accounting Principles” shall have the meaning set forth in Section 1.4(a).

“Parent Benefit Plan” shall have the meaning set forth in Section 2.16(a).

“Parent NDC Number” shall have the meaning set forth in Section 10.5.

“Party/Parties” shall have the meaning set forth in Preliminary Statement.

“Payment Claims” means any rebates, price reductions or payments based upon the utilization of Products anywhere in the world and all chargebacks and other credits and reimbursements with respect to the Products anywhere in the world, and without limiting the foregoing, includes prompt payment discounts, distribution service fees, and administrative fees that relate to any of the Products.

“Permits” shall have the meaning set forth in Section 2.17(b).

“Permitted Encumbrances” means, collectively, (i) mechanic’s, materialmen’s, landlord’s and similar liens arising in the ordinary course of business consistent with past practice securing payments not yet due and payable, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) liens for Taxes that are (a) not yet due and payable, or (b) being contested in good faith and by appropriate proceedings, and, in either case for which an adequate reserve has been accrued in the Closing Adjustment Amount, (v) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, and (vi) liens arising solely by action of Buyer.

“PHS 340B Program” means the drug discount program, available to “covered entities,” that is administered by the Health Resources and Services Administration pursuant to 42 U.S.C. § 256b.

“PreveLeak Business” shall have the meaning set forth in the definition of Businesses.

“PreveLeak Products” means the Products set forth on Schedule 11.18(b)-3 under the heading “PreveLeak”.

“Process Agent” shall have the meaning set forth in Section 11.16(b).

“Products” means the Recothrom Products, together with the products and product candidates set forth on Schedule 11.18(b)-3.

“ProFibrix” shall have the meaning set forth in the Introduction.

“ProFibrix Purchase Agreement” means the Share Purchase Agreement, dated as of June 4, 2013, among Parent, ProFibrix, the equityholders of ProFibrix named therein, the warrantors named therein, the option holders named therein and Stichting ProFibrix Sellers Representative and the agreements, documents and instruments delivered pursuant thereto as delivered to Buyer by Parent under cover of letter dated December 18, 2015.

“ProFibrix Shares” shall have the meaning set forth in the Introduction.

“Purchase Price” shall have the meaning set forth in Section 1.2(a)(i).

“Raplixa Business” shall have the meaning set forth in the definition of Businesses.

“Raplixa Products” means the Products set forth on Schedule 11.18(b)-3 under the heading “Raplixa”.

“RCRA” shall have the meaning set forth in the definition of Environmental Laws.

“Rebate/Chargeback Termination Date” means the forty-fifth (45th) calendar day after the Transition Date.

“Receiving Party” shall have the meaning set forth in Section 9.1(f).

“Recothrom Assets” means all right, title and interest of Parent in the following:  (i) the patents, patent registrations and patent applications set forth on Schedule 11.18(b)-4; (ii) all trademarks, trademark registrations, trademark applications, trade names and domain names set forth on Schedule 11.18(b)-5 (together with the goodwill associated therewith); (iii) all copyrights that are related exclusively to the Recothrom Products; (iv) all Know-How related exclusively to the Recothrom Products; (v) all agreements (including purchase orders and all agreements relative to the manufacture or supply of the Recothrom Products) that are related exclusively to the Recothrom Products, including the agreements set forth on Schedule 11.18(b)-6; (vi) all Recothrom Inventory; (vii) the machinery, manufacturing and other equipment, tools and tooling, furniture, fixtures and leasehold improvements set forth on Schedule 11.18(b)-7; (viii) all books and records, including all laboratory books, batch records and stability studies, that (A) are prepared and maintained by or on behalf of Parent or any of its subsidiaries that are Regulatory Documentation associated with Recothrom or (B) relate exclusively to the Recothrom Products; (ix) all sales or promotional literature or brochures, advertising materials, labels, packaging inserts, art work and display units, in each case that are related exclusively to the Recothrom Products; (x) the Regulatory Approvals set forth on Schedule 11.18(b)-8, together with any and all amendments and supplements thereto, that have been filed with any Regulatory Authority seeking authorization and approval to manufacture, package, ship and sell such Products; and (xi) any goodwill associated with the assets described in the foregoing clauses (i) through (x).

“Recothrom Business” shall have the meaning set forth in the definition of Businesses.

“Recothrom Inventory” means, in each case to the extent related exclusively to the Recothrom Products, all inventories, including inventories of products, work-in-process, finished goods, raw materials, bulk drug substance, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory).

“Recothrom Products” means the products set forth on Schedule 11.18(b)—9.

“Recothrom Purchase Agreement” means the Master Transaction Agreement, dated as of December 11, 2012, between Parent and Bristol-Myers Squibb Company and the agreements, documents and instruments delivered pursuant thereto as delivered to Buyer by Parent under cover of letter dated December 18, 2015.

“Regulatory Approvals” means all Permits necessary for the manufacturing, use, storage, import, export, transport, marketing, distribution or sale of any Product in a country or regulatory jurisdiction, but excluding any pricing or reimbursement approval.

“Regulatory Authority” means the FDA or any health regulatory authority in the European Union that is a counterpart to the FDA and holds responsibility for granting Regulatory Approvals for any Product in the European Union, including the EMA.

“Regulatory Documentation” shall have the meaning set forth in Section 2.17(e).

“Restricted Party” means (a) Parent and (b) each person that is a subsidiary or Affiliate of Parent (direct or indirect) but only until such time as such person ceases to be a subsidiary of Parent, at which time such person shall cease to be subject to Section 9.7.

“Retained Marks” shall have the meaning set forth in Section 9.3.

“Return Changeover Date” means the first calendar day after the date upon which the Closing occurs.

“Severance Coverage” shall have the meaning set forth in Section 2.16(e).

“Shared Contract” shall have the meaning set forth in Section 1.6(b).

“Shares” shall have the meaning set forth in the Introduction.

“Specified Buyer Representations” shall have the meaning set forth in Section 5.2(a).

“Specified Consents” shall have the meaning set forth in Section 4.6.

“Specified Parent Representations” shall have the meaning set forth in Section 5.1(a).

“Straddle Period” shall have the meaning set forth in Section 8.1(b).

“Tax Audit” shall have the meaning set forth in Section 8.5(b).

“Tax Returns” shall have the meaning set forth in Section 2.9(a).

“Taxes” shall have the meaning set forth in Section 2.9(a).

“Taxing Authority” shall have the meaning set forth in Section 8.5(a).

“Tenaxis” shall have the meaning set forth in the Introduction.

“Tenaxis Purchase Agreement” means the Agreement and Plan of Merger, dated as of April 21, 2014, among Parent, Napa Acquisition Corp., Tenaxis and Fortis Advisors LLC and the agreements, documents and instruments delivered pursuant thereto thereto as delivered to Buyer by Parent under cover of letter dated December 18, 2015.

“Tenaxis Shares” shall have the meaning set forth in the Introduction.

“Termination for Cause” means termination of employment for intentional misconduct in or grossly negligent performance of an employee’s duties, refusal to abide by or comply with reasonable directives of superiors or the policies of the relevant employer, willful dishonesty, fraud or misconduct, conviction of, or a plea of no contest to, a felony or a criminal offense to which a custodial sentence may be applied or acts in direct or indirect competition with or materially detrimental to the interests of the relevant employer or its Affiliates.

“Third-Party Claims” shall have the meaning set forth in Section 6.3(a).

“Transfer Tax” shall have the meaning set forth in Section 8.1(c).

“Transferred Technology” shall have the meaning set forth in Section 10.3.

“Transition Date” shall mean the Business Day following the Closing, or the Business Day following the date both Parties publicly announce the transaction, whichever is later.

“Transition Services Agreement” shall have the meaning set forth in Section 4.6.

“TriCare Rebate Program” shall mean the rebate program described in the final rule published by the Department of Defense at 74 Fed. Reg. 11,279 to implement Section 703 of the National Defense Authorization Act of 2008, and includes rebates pursuant to any voluntary rebate agreement described therein.

“Upfront Payment” shall have the meaning set forth in Section 1.2(a)(i)(A).

“WARN Laws” shall have the meaning set forth in Section 2.7(h).

11.19      Time is of the Essence.  Time is of the essence of this Agreement and the performance of the Parties’ respective rights and obligations hereunder.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE MEDICINES COMPANY

By:	/s/ C.A. Meanwell

Print Name:	C.A. Meanwell

Print Title:	Chief Executive

MALLINCKRODT HOSPITAL PRODUCTS, INC.

By:	/s/ C. Stephen Kriegh

Print Name:	C. Stephen Kriegh

Print Title:	Vice President & Assistant Secretary

MALLINCKRODT GROUP SARL

By:	/s/ Marie Dhersin Luporsi

Print Name:	Marie Dhersin Luporsi

Print Title:	General Manager

MALLINCKRODT PHARMACEUTICALS IRELAND LIMITED

By:	/s/ Aaron Keogh

Print Name:	Aaron Keogh

Print Title:	Director